Exhibit 10.15

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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AMENDED AND RESTATED LICENSE AGREEMENT

This Amended and Restated License Agreement (this “Agreement”) is effective as of January 7, 2013 (the “Effective Date”), and is restated as of June 10, 2013, by and between BIND Biosciences, Inc., a Delaware corporation (“BIND”), and Amgen Inc., a Delaware corporation (“Amgen”). BIND and Amgen are sometimes hereinafter referred to each as a “Party” and collectively as the “Parties.”

WHEREAS, BIND has been engaged in the development of Accurins™ based on BIND’s Medicinal Nanoengineering® technology, and owns and otherwise controls patent rights and know-how with respect thereto;

WHEREAS, Amgen has specialized experience in, among other things, development and commercialization of pharmaceutical products;

WHEREAS, Amgen desires to collaborate with BIND in the research of Product Candidates combining an Accurin™ with its Amgen Drug Candidate as the basis to develop novel nanomedicines;

WHEREAS, Amgen desires to receive from BIND an option to obtain an exclusive license under certain of BIND’s intellectual property rights in order to research, develop and commercialize Product Candidates and Licensed Products;

WHEREAS, BIND and Amgen entered into a certain License Agreement, dated as of the Effective Date (the “Prior License Agreement”), pursuant to which Amgen and BIND agreed to collaborate in the research of Product Candidates combining an Accurin™ with Amgen’s Amgen Drug Candidate as the basis to develop novel nanomedicines and BIND granted to Amgen an option to obtain an exclusive license under certain of BIND’s intellectual property rights in order to research, develop and commercialize Product Candidates and Licensed Products; and

WHEREAS, Amgen and BIND desire to amend the Prior License Agreement to make certain changes thereto.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, the Parties hereby agree that the Prior License Agreement is amended and restated in its entirety to read as follows:

Section 1. Definitions.

For the purpose of this Agreement, the following words and phrases (and their correlatives) will have the meanings set forth below:

1.1 “Accurin™” means a targeted nanoparticle incorporating or otherwise based on BIND Background Technology with one or more active ingredients, including, for example, the Amgen Drug Candidate.

1.2 “Affiliate” of an entity or person means any other entity or person which (directly or indirectly) is controlled by, controls or is under common control with such entity or person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to an entity means (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity.

1.3 “Amgen Background Know-How” means Know-How Controlled by Amgen or any of its Affiliates during the Design/Preclinical Collaboration Term that (i) is necessary [***] for research related to Product Candidates, (ii) Amgen chooses to make available under this Agreement, or (iii) is required for BIND to perform its obligations under the Design/Preclinical Collaboration.

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1.4 “Amgen Background Technology” means the Amgen Background Know-How and the Amgen Background Patents.

1.5 “Amgen Background Patents” means Patents Controlled by Amgen or any of its Affiliates during the Design/Preclinical Collaboration Term that (i) are necessary [***] for research related to Product Candidates, (ii) Amgen chooses to make available under this Agreement, or (iii) are required for BIND to perform its obligations under the Design/Preclinical Collaboration, but excluding Amgen Program IP. As of the Effective Date, the Amgen Background Patents include those listed on Exhibit 1.5.

1.6 “Amgen Drug Candidate” means [***].

1.7 “Amgen Regulatory Data” means (i) Clinical Data for Licensed Candidates and Licensed Products, and (ii) other data submitted by Amgen and its Affiliates and Sublicensees for Licensed Candidates and Licensed Products to a Regulatory Authority.

1.8 “BIND Background Know-How” means Know-How Controlled by BIND or any of its Affiliates during the Design/Preclinical Collaboration Term that is necessary [***] (i) to research and Develop Product Candidates during the Design/Preclinical Collaboration Term, or (ii) to Develop, Manufacture or Commercialize Licensed Candidates or Licensed Products in the Field during the Term, but excluding BIND Program IP.

1.9 “BIND Background Patents” means Patents Controlled by BIND or any of its Affiliates during the Design/Preclinical Collaboration Term that (i) are necessary [***] for research related to Product Candidates, or (ii) are necessary or reasonably useful to Develop, Manufacture or Commercialize Licensed Candidates or Licensed Products in the Field during the Term, but excluding BIND Program IP.

1.10 “BIND Background Technology” means the BIND Background Know-How and the BIND Background Patents.

1.11 “BIND Regulatory Data” means (i) Clinical Data for Accurins™ (and pharmaceutical compositions and preparations thereof), other than Licensed Candidates and Licensed Products, and (ii) other data submitted by BIND and its Affiliates and Third Party licensees for Accurin™-containing molecules (and pharmaceutical compositions and preparations thereof) to a Regulatory Authority, other than Licensed Candidates or Licensed Products.

1.12 “BIND Third Party License Agreements” means each of (i) the MIT License Agreement, (ii) the JHU License Agreement and (iii) the Selecta Cross-License Agreement.

1.13 “Brigham” means the Brigham and Women’s Hospital.

1.14 “Bundle” means any Licensed Product sold together with another pharmaceutical product for a single price. For clarity, combination products (i.e., two active pharmaceutical compounds combined into one compound) shall not be considered a Bundle.

1.15 “Change of Control” means for BIND that (i) BIND will have become an Affiliate of an entity that is a Drug Company, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of BIND will have occurred to a Drug Company, or (iii) any Drug Company (whether individually or as part of a group) will have become the owner, directly or indirectly, of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors of BIND. For purposes of this definition, “Drug Company” means any entity that conducts any research, development or commercialization activities, or that manufactures, supplies, promotes, markets, distributes, sells or resells any products, in the biotechnology or pharmaceutical industry.

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1.16 “Clinical Data” means all information made, collected or otherwise generated under or in connection with clinical studies, including any clinical study reports, toxicology reports, development plans, clinical study plans, data and results with respect to any of the foregoing, or data from other human use that is submitted to Regulatory Authorities.

1.17 “Commercially Reasonable Efforts” means that the level of efforts to be expended by a Party under this Agreement with respect to the research, design, Development, Manufacture or Commercialization of Product Candidates and Licensed Products will be consistent with the level of reasonable, diligent, good faith efforts and resources that would normally be used by such Party (whether acting alone or through its Affiliates) for a pharmaceutical product owned by such Party (or to which such Party otherwise has rights) of similar commercial potential at a similar stage in its lifecycle, and taking into account issues of safety and efficacy, product profile, the patent and other proprietary position of the product, the then current competitive environment for such product, the likelihood of receipt of Regulatory Approval, the likely timing of such product’s entry into the market, the regulatory environment, and other relevant scientific, technical and commercial factors.

1.18 “Commercialization” means activities directed to obtaining pricing and reimbursement approvals, carrying out post-approval clinical studies, marketing, promoting, distributing, importing, exporting, offering for sale or selling a Licensed Product.

1.19 “Confidentiality Agreement” means that certain confidential disclosure agreement between the Parties dated July 24, 2012.

1.20 “Controlled” or “Controls” means, with respect to any Know-How, Materials, Patents or other intellectual property or other rights, the possession (whether by ownership or (sub)license or other right, other than by a (sub)license or other right granted pursuant to this Agreement) by a Party of the ability to grant (or to ensure that its Affiliates grant) to the other Party the licenses, sublicensees or rights to access and use such Know-How, Materials, Patents or other intellectual property or other rights, without requiring the payment of any royalties or other consideration (other than pursuant to the BIND Third Party License Agreements) or violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party or its Affiliates would be required hereunder to grant such license, sublicense, or rights of access and use. For avoidance of doubt, to the extent that a Party Controls intellectual property rights on a non-exclusive basis, and grants exclusive rights to such intellectual property rights to the other Party in this Agreement, such grant shall be exclusive as between the Parties, and the fact that rights are retained by a Third Party outside of this Agreement, or that additional rights under such intellectual property may be granted by such Third Party to other Third Parties outside of this Agreement, shall not constitute a breach of such exclusive grant by the relevant Party in this Agreement.

1.21 “Design/Preclinical Collaboration” means (i) research and preclinical Development activities of Product Candidates to be conducted by or on behalf of the Parties during the Design/Preclinical Collaboration Term in accordance with the Design/Preclinical Collaboration Plan, and (ii) other activities that may be undertaken by or on behalf of a Party with respect to the research or Development of Product Candidates during the Design/Preclinical Collaboration Term.

1.22 “Development” means non-clinical and clinical drug development activities reasonably related to the development and submission of information to a Regulatory Authority in the Field for Licensed Candidates and Licensed Products, including toxicology, pharmacology and other discovery and pre-clinical efforts, statistical analysis, and clinical studies (other than post-approval clinical studies).

1.23 “Development & Commercialization Program” means the program of Development and Commercialization activities to be undertaken by and on behalf of Amgen for Licensed Candidates and

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Licensed Products. For clarity, the Development & Commercialization Program will not include activities conducted under the Design/Preclinical Collaboration or relating to Manufacturing, and all Development and Commercialization activities related to Licensed Candidates and Licensed Products undertaken by or on behalf of Amgen or any of its Affiliates or Sublicensees will be considered as part of the Development & Commercialization Program.

1.24 “FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

1.25 “FFDCA” means the U.S. Food, Drug, and Cosmetic Act, as amended or replaced.

1.26 “Field” means (a) with respect to Product Candidates and Licensed Products that are covered by a claim within the Selecta Patents, all uses within the “BIND Field” as that term is defined in the Selecta Cross-License Agreement, and (b) with respect to all other Product Candidates and Licensed Products, all uses.

1.27 “First Commercial Sale” means, with respect to a Licensed Product on a country-by-country basis, the first sale for use by the general public of such Licensed Product in such country after marketing, pricing and reimbursement approvals of such Licensed Product has been granted or permitted by the applicable Regulatory Authority of such country.

1.28 “FTE” means 1880 hours of work time over a period of twelve (12) consecutive calendar months. The portion of an FTE year devoted by a full-time employee will be determined by dividing (i) the number of hours that such individual devoted to performance of such activities during any given twelve (12) month period by (ii) 1880.

1.29 “FTE Rate” means an amount equal to [***] U.S. dollars [***] for one (1) full FTE, which represents the fully burdened rate for each such FTE and includes related salary, benefits, administration, facilities costs and overhead.

1.30 “GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standards Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.

1.31 “Generic Product” means a product that is materially the same as a Licensed Product, including that it comprises a targeted nanoparticle incorporating or otherwise based upon the BIND Background Technology and the Amgen Drug Candidate, and that it is sold under regulatory approval, license, registration or authorization of any Regulatory Authority necessary in order to commercially distribute, sell or market such generic product in such country, and such regulatory approval, license, registration or authorization was obtained in a manner that materially relied on, referenced or incorporated human clinical data submitted by Amgen or its Affiliates in connection with obtaining Regulatory Approval for a Licensed Product in such country.

1.32 “GIST” means the Gwangju Institute of Science & Technology.

1.33 “GLP Toxicology Studies” means toxicology studies, conducted on a Licensed Candidate in accordance with GLP, that are intended to assess the onset, severity, and duration of toxic effects of the Licensed Candidate, their dose dependency and degree of reversibility (or irreversibility).

1.34 “Good Laboratory Practice” or “GLPs” means the applicable then-current standards for laboratory activities for pharmaceuticals or biological, as applicable, as set forth in the FFDCA, 21 U.S.C. §§ 301 et seq., and any regulations or guidance documents promulgated thereunder (as amended), together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory, as applicable.

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1.35 “IND” means an Investigational New Drug application or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.36 “Indication” means any disease or condition. For clarity, a distinct form of cancer (eg, breast cancer) shall be considered a separate Indication from other distinct forms of cancer (eg, ovarian cancer), provided that, distinct patient populations within a disease or condition shall not be considered separate Indications.

1.37 “JHU” means The Johns Hopkins University.

1.38 “JHU License Agreement” means the Exclusive License Agreement between JHU and BIND, effective as of February 17, 2009, as such agreement may be amended or restated in a manner not materially inconsistent with the rights thereunder granted to Amgen hereunder.

1.39 “JHU Patents” means those Patents in-licensed by BIND pursuant to the JHU License Agreement necessary or useful (i) to research and Develop Product Candidates during the Design/Preclinical Collaboration Term, and (ii) to Develop, Manufacture or Commercialize Licensed Candidates or Licensed Products in the Field during the Term.

1.40 “Know-How” means commercial, technical, scientific and other know-how and information, inventions, discoveries, improvements, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols); in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form, now known or hereafter developed.

1.41 “Licensed Candidate” means a Product Candidate for which Amgen has exercised the option pursuant to Section 4.1.

1.42 “Licensed Product” means any pharmaceutical product containing a Licensed Candidate (alone or with other active ingredients), in all forms, presentations, formulations and dosage forms.

1.43 “Major Market Country” means each of the United States, Canada, United Kingdom, Germany, France, Italy, Spain, Brazil, China and India.

1.44 “Manufacture” means activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, warehousing, and holding of Licensed Candidates and Licensed Products for Development and Commercialization, including process development, process qualification and validation, test method development, delivery system development, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, formulation, quality assurance and quality control.

1.45 “Materials” means any tangible chemical or biological research materials that are provided or otherwise made available by one Party to the other Party under the terms of Section 2.2(c) for use in performance of the Design/Preclinical Collaboration (including samples of nanoparticles, cells, proteins, tissue samples, animals, together with any components, derivatives or progeny thereof); provided, however, that Materials will not include any Product Candidates or Licensed Products.

1.46 “MIT” means the Massachusetts Institute of Technology.

1.47 “MIT License Agreement” means the Exclusive Patent License Agreement, by and between MIT and BIND, effective as of June 30, 2007, as such agreement may be amended or restated in a manner not materially inconsistent with the rights thereunder granted to Amgen hereunder.

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1.48 “MIT Patents” means those Patents in-licensed by BIND pursuant to the MIT License Agreement necessary or useful (i) to research and Develop Product Candidates during the Design/Preclinical Collaboration Term, and (ii) to Develop, Manufacture or Commercialize Licensed Candidates or Licensed Products in the Field during the Term.

1.49 “NDA” means a New Drug Application filed with the FDA (including amendments and supplements thereto) to obtain Regulatory Approval in the U.S., or any corresponding applications or submissions filed with the relevant Regulatory Authorities to obtain Regulatory Approvals in any other country or region in the Territory.

1.50 “Net Sales” means the gross amount invoiced in arms-length transactions by Amgen and its Affiliates and Sublicensees for the sale or distribution of Licensed Products to Third Parties, less: [***].

No deduction will be made for any item of cost incurred by Amgen or any of its Affiliates or Sublicensees in Developing or Commercializing any Licensed Products except as permitted pursuant to clauses (a) to (e) of the foregoing sentence, but nothing herein will prevent or be deemed to prevent Amgen or its Affiliates or Sublicensees from distributing or invoicing Licensed Product at a discounted price for shipments to Third Parties in connection with clinical studies, compassionate sales or an indigent program in which Amgen or its Affiliate or Sublicensee agrees to forego a normal profit margin for good faith business reasons not related to the marketing, promotion or sale of products other than the Licensed Product.

Where a Licensed Product is sold in a Bundle, then for the purposes of calculating Net Sales under this Agreement, such Licensed Product will be deemed to be sold for an amount equal to [X ÷ (X + Y)] × Z, where: X is the average sales price during the applicable reporting period generally achieved for such dosage form of such Licensed Product; Y is the sum of the average sales price during the applicable reporting period generally achieved, when sold alone, by each pharmaceutical product in the relevant dosage form included in the Bundle (excluding such Licensed Product); and Z equals the price at which the Bundle was actually sold. In the event that such Licensed Product or one or more of the other pharmaceutical products in the Bundle are not sold separately in the relevant dosage form, Net Sales from the sale of such Bundle will be reasonably allocated between such Licensed Product and the other product(s) in such Bundle based upon their relative values and the Parties will determine the equitable fair market prices to apply to such Bundle; provided, that in the event of a disagreement with respect to such relative values, the Parties will engage a mutually agreed upon independent expert to make the final determination with respect thereto. Notwithstanding the foregoing, no Licensed Product will be sold in a Bundle if such sale would violate applicable law.

Licensed Product will be considered “sold” hereunder as determined in accordance with GAAP. Such amounts will be determined from the books and records of the person or entity that invoiced the Third Party, maintained in accordance with GAAP. Amgen’s or any of its Affiliates’ or Sublicensees’ transfer of Licensed Product between each other will not result in any Net Sales, unless such Licensed Product is consumed in the course of Commercialization. Non-monetary consideration shall not be accepted by Amgen, any Affiliate, or any Sublicensee for any Licensed Products without the prior written consent of BIND.

1.51 “Patent” means patents and patent applications in the Territory (which for purposes of this Agreement will include certificates of invention and applications for such certificates), including any divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, revalidations, patent term extensions, pediatric exclusivity extensions, registrations, supplementary protection certificates and renewals of any such patents or patent applications, together with foreign equivalents of any of the foregoing, that claim or cover any Materials, Product Candidates, or Licensed Products, or Development, Manufacture, Commercialization or use thereof.

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1.52 “Patent Costs” means the out-of-pocket costs and expenses paid to legal counsel and other Third Parties (including Third Party licensors of any Patents, such as MIT), and filing and maintenance expenses, incurred in Prosecuting and Maintaining Patents and enforcing and defending them.

1.53 “Phase 1 Study” means a clinical trial of a Licensed Candidate or Licensed Product, the principal purpose of which is a determination of safety, as described in 21 C.F.R. 312.21(a) (as amended or replaced), including any exploratory IND studies, or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.54 “Phase 2 Study” means a clinical trial of a Licensed Candidate or Licensed Product, the principal purpose of which is a determination of safety and an assessment of its efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.55 “Phase 2(a) Study” means a Phase 2 Study that is not a Phase 2(b) Study.

1.56 “Phase 2(b) Study” means a Phase 2 Study that is a randomized study.

1.57 “Phase 3 Study” means a clinical trial of a Licensed Candidate or Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, as described in 21 C.F.R. 312.211 (as amended or replaced), or a similar clinical study prescribed by a Regulatory Authority in a foreign country or region.

1.58 “Product Candidate” means a drug candidate evaluated as part of the Design/Preclinical Collaboration that comprises an Accurin™ having the Amgen Drug Candidate and optionally a targeting ligand and other components. For clarity, (i) the term “Product Candidate” includes Licensed Candidates; and (ii) any molecular changes to a Product Candidate, including a change to the Amgen Drug Candidate or the targeting ligand, will constitute a separate Product Candidate.

1.59 “Program IP” means Know-How and Materials, plus all Patents arising therefrom, created or conceived in connection with the activities performed pursuant to the Design/Preclinical Collaboration Plan (whether solely by one Party or jointly by the Parties, in each case optionally with their Affiliates or any (sub)licensees, subcontractors or any other Third Parties or any employees, consultants or agents of any of the foregoing).

1.60 “Prosecution and Maintenance” means in relation to any Patents, (i) to prepare and file Patent applications, including re-examinations or re-issues thereof, and represent applicants or assignees before relevant patent offices or other relevant governmental authorities during examination, re-examination and re-issue thereof, in appeal processes and interferences, or any equivalent proceedings, (ii) to defend all such applications against Third Party oppositions, (iii) to secure the grant of any Patents arising from such Patent application, (iv) to maintain in force any issued Patent (including through payment of any relevant maintenance fees), and (v) to make all decisions with regard to any of the foregoing activities.

1.61 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, in any jurisdiction in the world, regulating or otherwise exercising authority with respect to the development or commercialization of a Product Candidate or Licensed Product in the applicable jurisdiction, including the granting of Regulatory Approval with respect thereto.

1.62 “Regulatory Approval” means, with respect to a country or region in the Territory, approvals, licenses, registrations or authorizations from the relevant Regulatory Authority necessary in order to import, distribute, market and sell a pharmaceutical product in such country or region, but not including any pricing or reimbursement approvals.

1.63 “Regulatory Documentation” means all applications for clinical studies and Regulatory Approvals, all registrations, licenses, authorizations and approvals (including all Regulatory Approvals),

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all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all Clinical Data and other data submitted to Regulatory Authorities, in each case for a particular product, including all Drug Application Approvals, regulatory drug lists, advertising and promotion documents, drug master files, adverse event files and complaint files for such product.

1.64 “Selecta Cross-License Agreement” means the Patent Cross-License Agreement between Selecta Biosciences, Inc. and BIND, effective as of December 18, 2008, as such agreement may be amended or restated in a manner not materially inconsistent with the rights thereunder granted to Amgen hereunder.

1.65 “Selecta Patents” means the Selecta Licensed Patents (as defined in the Selecta Cross-License Agreement) in-licensed by BIND pursuant to the Selecta Cross-License Agreement necessary or useful (i) to research and Develop Product Candidates during the Design/Preclinical Collaboration Term, and (ii) to Develop, Manufacture or Commercialize Licensed Candidates or Licensed Products in the Field during the Term.

1.66 “Sublicensee” means an Affiliate of Amgen or a Third Party that is granted a sublicense by Amgen in accordance with Section 8.4(b).

1.67 “Territory” means worldwide.

1.68 “Third Party” means any person or entity other than Amgen, BIND or their respective Affiliates.

1.69 “Valid Claim” means (i) any claim of an issued and unexpired Patent that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a Patent application that has been filed within eighteen months of the expiration of the Design/Preclinical Collaboration Term and which has been pending for no longer than ten years, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing on the application.

Definitions for each of the following terms are found in the body of this Agreement as indicated below:

Defined Term	Location
Accurin™ Class Specific Data	Section 8.3(a)
Affected Party	Section 15.2(d)
Alliance Manager	Section 3.2(f)
Amgen	Preamble
Amgen Core IP	Section 10.2(a)
Amgen Indemnitees	Section 14.6(c)
Amgen Option Period	Section 4.1
Amgen Option Notice	Section 4.1
Amgen Program IP	Section 10.2(b)
Associates or Associate	Section 8.7(c)
Bankruptcy Event	Section 15.2(d)
BIND	Preamble
BIND Core IP	Section 10.2(a)
BIND Indemnitees	Section 14.6(a)
BIND License Option Notice	Section 4.2
BIND Program IP	Section 10.2(c)(i)

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Defined Term	Location
Claim	Section 14.6(d)
Competitive Infringement	Section 12.1
Confidential Information	Section 13.1(a)
Design/Preclinical Collaboration Plan	Section 2.1
Design/Preclinical Collaboration Term	Section 2.1
Disclosing Party	Section 13.1(a)
Effective Date	Preamble
Exclusivity Lapse Period	Section 9.6(b)
Extended Exclusivity Notice	Section 7.2
Extended Exclusivity Period	Section 7.2
First Product Candidate or Licensed Product	Section 9.3
Indemnitee	Section 14.6(d)
Indemnitor	Section 14.6(d)
Initial Exclusivity Period	Section 7.1
Issuing Party	Section 13.2(b)
JRC	Section 3.2
Joint Program IP	Section 10.2(c)(i)
Losses	Section 14.6(a)
Milestone Bearing Product Candidate or Licensed Product	Section 9.3
Option Fee	Section 9.2
Party or Parties	Preamble
Product Candidate Claim	Section 10.2(a)
Product Specific Patent	Section 11.1(c)
Program Lead	Section 3.1
Receiving Party	Section 13.1(a)
Release	Section 13.2(b)
Reviewing Party	Section 13.2(b)
Second Product Candidate or Licensed Product	Section 9.3
Skipped Milestone Event	Section 9.3
Sole Program IP	Section 10.2(c)
Term	Section 15.1

Section 2. Design/Preclinical Collaboration Phase.

2.1 Conduct of the Design/Preclinical Collaboration.

(a) The Parties will conduct the Design/Preclinical Collaboration on the terms and conditions set forth in this Agreement to research and preclinically Develop Product Candidates. The Design/Preclinical Collaboration will be undertaken and performed during the period beginning on the Effective Date and ending on the earlier of (i) [***] days after completion of the last experiment in Design/Preclinical Collaboration Plan or (ii) [***] months after Effective Date, unless earlier terminated as provided in this Agreement (the “Design/Preclinical Collaboration Term”). The Design/Preclinical Collaboration Term may be extended only by mutual written agreement of the Parties.

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(b) The research and preclinical Development activities to be undertaken and performed by the Parties in connection with the Design/Preclinical Collaboration are set forth in a detailed plan agreed in writing by the Parties (the “Design/Preclinical Collaboration Plan”). Any modifications or amendments to the Design/Preclinical Collaboration Plan that are proposed by either Party will be subject to review and prior written approval by the JRC pursuant to and in accordance with the terms of Section 3.2(e).

(c) Amgen will use Commercially Reasonable Efforts to undertake and perform its obligations as set forth in the Design/Preclinical Collaboration Plan using appropriate personnel and resources. BIND will use Commercially Reasonable Efforts to undertake and perform its obligations as set forth in the Design/Preclinical Collaboration Plan as well as any other activities that it has agreed to undertake under this Agreement using appropriate personnel and resources. The Parties will work together to coordinate their efforts in performing their respective responsibilities under the Agreement. Except as expressly set forth in Section 9.7 (or as may otherwise be agreed by the Parties in writing), each of BIND and Amgen is and will remain solely responsible for all of the out-of-pocket and internal costs and expenses that are incurred by or on its behalf in connection with the performance of the Design/Preclinical Collaboration Plan.

2.2 Design/Preclinical Collaboration Records, Reports and Materials.

(a) Each Party will maintain, or cause to be maintained, records of its activities and results achieved under the Design/Preclinical Collaboration Plan in sufficient detail and in good scientific manner appropriate for scientific, patent and regulatory purposes, which will properly reflect all work included in the Design/Preclinical Collaboration. All such records will be maintained in manner consistent with (i) applicable law relating to similar documentation used to obtain and maintain Regulatory Approvals in the United States, and (ii) such Party’s applicable internal policies and procedures.

(b) During the Design/Preclinical Collaboration Term and for the next calendar quarter thereafter, each Party will furnish to the JRC a summary written report, within thirty (30) days after the end of each calendar quarter, describing the status and progress of its performance under the Design/Preclinical Collaboration Plan and any other work conducted by or on its behalf as part of the Design/Preclinical Collaboration.

(c) If samples of Materials are provided during the Design/Preclinical Collaboration Term, the Party receiving such Materials will only use the Materials in accordance with the Design/Preclinical Collaboration Plan (or as may otherwise be permitted under the terms and conditions of this Agreement). The Party receiving such Materials will not distribute or otherwise allow the release of Materials to any Third Party without the prior written consent of the supplying Party (which consent will not be unreasonably withheld). Materials made available to the receiving Party (and any derivatives or progeny thereof) are and will remain the sole property of the supplying Party and will be used in compliance with all applicable law. The Party supplying such Materials will provide the other Party together with the Materials any available information related to the safe and proper storage and handling of the Materials. The Party supplying such Materials hereby represents and warrants that it has the right and authority to provide and make available such Materials to the other Party for use as contemplated hereunder.

2.3 Subcontractors. Either Party may subcontract any of its activities for the Design/Preclinical Collaboration to a Third Party, provided that any such Third Party must have entered into a written agreement with such Party that includes terms and conditions protecting and limiting use and disclosure of Confidential Information and Know-How at least to the same extent as under this Agreement, and requiring the Third Party and its personnel to assign to such Party all right, title and interest in and to any intellectual property (and intellectual property rights) created or conceived in connection with performance of subcontracted activities. Each Party is responsible for compliance by such Third Party with the applicable terms and conditions of this Agreement.

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Section 3. Relationship Management.

3.1 Program Leads. On or as soon as practicable after the Effective Date (but in all cases prior to the first meeting of the JRC), each of BIND and Amgen will designate one of its individual employees to serve as that Party’s lead and primary point of contact for matters related to the coordination of Design/Preclinical Collaboration activities and such other activities that require coordination between the Parties (such as manufacturing related activities) (each, a “Program Lead”). The Program Leads will also serve as co-chairpersons of the JRC with responsibility for generating JRC meeting schedules and agendas and other administrative matters related to the conduct of JRC meetings, but will not have any decision-making authority. A Party will have the right to change its Program Lead and designate a different one of its individual employees to serve as that Party’s Program Lead by providing written notice thereof the other Party.

3.2 Joint Research Committee.

(a) On or as soon as practicable after the Effective Date, the Parties will establish a Joint Research Committee, comprised of the two (2) Program Leads, two (2) additional representatives of BIND from its CMC and preclinical development groups, and two (2) additional representatives of Amgen from its CMC and preclinical development groups (the “JRC”). Each Party may replace any of its representatives on the JRC at any time upon written notice to the other Party.

(b) A Party may invite others of its or its Affiliates’ employees to attend and participate in relevant portions of meetings of the JRC as necessary to facilitate the sharing of information and discussion of any issues related to the Design/Preclinical Collaboration Plan, performance of the Design/Preclinical Collaboration and performance of the Development & Commercialization Program. A Party will notify the other Party’s Program Lead in writing if it wishes to invite a Third Party consultant or subcontractor to attend a JRC meeting. Any such notice will be provided at least five (5) business days prior to the relevant JRC meeting, will identify the Third Party consultant or subcontractor, and will briefly describe the reasons the requesting Party wishes to include such individual at the meeting. The attendance and participation of any such Third Party consultant or subcontractor will be subject to the prior written consent of the other Party (which consent will not be unreasonably withheld). Any such consent will be conditioned upon the following: (i) the Third Party consultant or subcontractor is bound by written obligations of confidentiality and non-use to the requesting Party that are consistent with the provisions of this Agreement; and (ii) the Third Party consultant or subcontractor enters into a suitable confidentiality and non-use agreement with the consenting Party.

(c) The JRC will meet during the Term at least quarterly, or as otherwise agreed, at such times as are agreed to by the JRC members. Such meetings may be in-person, via videoconference, or via teleconference; provided that such meetings will be conducted in person at least once during the Design/Preclinical Collaboration Term unless otherwise agreed to by the Parties. Meetings of the JRC will be effective only if at least one (1) representative of each Party is present or participating. Each Party will be responsible for all of its own costs and expenses of participating in the JRC meetings. BIND’s Program Lead will be responsible for chairing the JRC’s first meetings, and such responsibility will thereafter alternate between Amgen’s Program Lead and BIND’s Program Lead during the remainder of the Design/Preclinical Collaboration Term. The Parties may elect to maintain minutes of JRC meetings, in which case the Program Leads will also be responsible for generating, circulating and obtaining approval of such minutes. The JRC will cease to exist upon the expiration of the Design/Preclinical Collaboration Term or such earlier time as the Parties may mutually agree.

(d) The JRC will be responsible for monitoring and coordinating the performance of the Design/Preclinical Collaboration in accordance with the Design/Preclinical Collaboration Plan. Specific JRC responsibilities will include the following:

(i) Periodic review of the Parties’ efforts and progress under the Design/Preclinical Collaboration Plan;

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(ii) Review and approval of any proposed modifications or amendments to the Design/Preclinical Collaboration Plan;

(iii) Prioritization and oversight of execution of specific activities to be performed under the Design/Preclinical Collaboration Plan;

(iv) Review and evaluation of Product Candidates for which pre-clinical Development work should be performed as part of the Design/Preclinical Collaboration;

(v) Recommendation of possible Licensed Candidates pursuant to Section 4; and

(vi) Serving as a forum for the Parties to discuss any issues arising with respect to the conduct or results of the Design/Preclinical Collaboration.

(e) Any decisions by the JRC will be made by consensus of all JRC members in attendance at the applicable JRC meeting, with each of Amgen and BIND having one (1) vote. If the JRC cannot reach consensus on a matter, then, after due consideration of the input from BIND, Amgen will have final decision-making authority; provided, however, that Amgen will not have the right to unilaterally modify or amend the Design/Preclinical Collaboration Plan to the extent that it would impose upon BIND significant changes in the hours, spending, resources or commitment of BIND. The Parties acknowledge and agree that the JRC will not have the power or authority to amend or modify any of the terms of this Agreement or to waive any Party’s rights or obligations hereunder.

(f) Promptly after the Effective Date, each Party will appoint a person who will oversee interactions between the Parties between meetings of the JRC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the JRC, as non-voting participants at such meetings. Each Party may in its sole discretion replace its Alliance Manager at any time by notice in writing to the other Party.

Section 4. Options.

4.1 Amgen Option for Licensed Candidates. For the period commencing at the Effective Date and ending [***] (the “Amgen Option Period”), Amgen will have the exclusive option to obtain the (sub)licenses described in Section 8.1 and Section 8.2 for the Product Candidates tested by the Parties during the Design/Preclinical Collaboration. During the Amgen Option Period, Amgen may notify BIND in writing (the “Amgen Option Notice”) in the event that a Product Candidate is selected by Amgen to be a Licensed Candidate hereunder. For clarity, upon receipt of an Amgen Option Notice, all Product Candidates will become Licensed Candidates hereunder (effective upon payment to BIND of the Option Fee for Licensed Candidates as set forth in Section 9.2).

4.2 BIND Option for Licensed Candidates. In the event Amgen does not exercise its option with respect to at least one Product Candidate during the Amgen Option Period pursuant to Section 4.1, BIND will have the exclusive option to take (sub)licenses to all Amgen Background Technology and Amgen Program IP Controlled by Amgen as may be necessary for BIND to Develop, Manufacture and Commercialize (including to research, develop, make, have made, use, sell, offer for sale, import and otherwise exploit) any Accurin™ with the Amgen Drug Candidate independently or under a sublicense to a Third Party in the Territory in the Field. BIND may notify Amgen in writing (the “BIND License Option Notice”) in the event that BIND exercises its option under this Section 4.2. Upon receipt of the BIND License Option Notice, the Parties will negotiate in good faith to enter into a license agreement on terms to be mutually agreed upon by the Parties; provided that the Parties agree that (i) the milestone payments to be paid by BIND to Amgen under such license agreement shall be equal to the payment set

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forth in Section 9.3; (ii) the royalty rates to be paid by BIND to Amgen under such license agreement shall be equal to the royalty rates set forth in Section 9.4; and (iii) the restrictions on sublicensing are the same as set forth in Section 8.4(b).

Section 5. Development and Commercialization of Licensed Candidates and Licensed Products.

5.1 Development & Commercialization Program.

(a) Following the (sub)license of one or more Licensed Candidates by Amgen in accordance with Section 4.1, Amgen will be solely responsible for designing and performing all aspects of the Development & Commercialization Program, and Amgen will have sole responsibility for all costs and expenses arising therefrom. Amgen will have final decision-making authority with respect to the design and conduct of the Development & Commercialization Program.

(b) To the extent that BIND has, during the Design/Preclinical Collaboration Term provided or otherwise made available to Amgen any Materials for use in performance of the Design/Preclinical Collaboration Plan, Amgen will have the right to continue to use such Materials as necessary in connection with the Development & Commercialization Program, to the same extent as the (sub)license by BIND in Section 8.1 and subject to Amgen’s compliance with Section 2.2(c).

5.2 Diligence.

(a) During the remainder of the Term after the end of the Design/Preclinical Collaboration Term, Amgen will use, or will cause its Affiliates and Sublicensees to use, Commercially Reasonable Efforts to Develop, seek Regulatory Approval for, and following Regulatory Approval to Commercialize at least one Licensed Product in the Field and Territory. Notwithstanding anything contained in the foregoing to the contrary, Amgen’s obligations under this Section 5.2 shall expire on a country-by-country basis upon expiration of the last to expire Valid Claim of any Patent issued in such country that has been licensed to Amgen by BIND under Sections 8.1 and 8.2.

(b) During the remainder of the Term after the end of the Design/Preclinical Collaboration Term, Amgen will provide BIND with a semi-annual report with a reasonably detailed summary of events related to the Development & Commercialization Program, including a listing of any Regulatory Approvals achieved for Licensed Candidates or Licensed Products. Any and all such reports (and all data and information set forth therein) will be considered Amgen’s Confidential Information and will be subject to the confidentiality and use restrictions under this Agreement. Amgen will also consider in good faith any reasonable requests by BIND for additional information (to the extent available) related thereto.

Section 6. Manufacturing.

6.1 Preclinical Supplies.

(a) From the Effective Date until the exercise of the option pursuant to Section 4.1, BIND will have the sole right and obligation to Manufacture or have Manufactured, at its sole expense, Product Candidates, subject to the terms of the Design/Preclinical Collaboration Plan.

(b) After exercise of the option pursuant to Section 4.1, BIND will have the sole right and obligation to Manufacture or have Manufactured Licensed Candidates, at its sole expense, for GLP Toxicology Studies.

(c) At BIND’s request, Amgen will, at its sole expense, provide adequate supplies of Amgen Drug Candidate in a form suitable for Manufacture of Licensed Candidates for GLP Toxicology Studies.

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(d) Amgen will provide to BIND a [***] month [***] forecast of its anticipated requirements for supply of Licensed Candidates needed for GLP Toxicology Studies.

(e) To the extent required to satisfy 35 USC § 204, Amgen agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States.

6.2 Clinical and Commercial Supplies. After the completion of GLP Toxicology Studies, BIND and Amgen shall cooperate to transition the Manufacturing of Licensed Candidates and Licensed Products to a mutually acceptable Third Party manufacturer; provided that, if the Parties are unable to so agree, Amgen may select either Patheon or Vetter as the Third Party manufacturer. Amgen shall contract directly with the Third Party manufacturer and shall be responsible for the further Manufacturing of Licensed Candidates and Licensed Products. BIND shall cooperate to provide to such Third Party manufacturer, under obligations of confidentiality satisfactory to BIND, all existing manufacturing information then in BIND’s possession and control and reasonably required for such Third Party to perform such Manufacturing of Licensed Candidates and Licensed Products for Amgen. BIND shall also, in connection therewith, grant to such Third Party manufacturer a non-exclusive license to use such manufacturing technology solely for the purposes of performing the Manufacturing of Licensed Candidates and Licensed Products for Amgen. Amgen shall be solely responsible for all costs associated with the purchase of Licensed Candidates and Licensed Products from such Third Party manufacturer. BIND shall have no responsibility to Amgen for Amgen’s further supply of Licensed Candidates and Licensed Products to be provided by a Third Party manufacturer pursuant to this Section 6.2. The Parties shall use their commercially reasonable efforts to complete the transition of the Manufacturing of Licensed Candidates and Licensed Products as soon as practicable. Upon the request of Amgen, BIND shall provide up to [***] of consulting support at Amgen’s expense for the transition of manufacturing as reasonably necessary to facilitate the transition of the Manufacturing, but in no event shall BIND have any obligation to provide consulting support in excess of such number of hours with respect to the transition of the Manufacturing. The transfer of Manufacturing of Licensed Candidates and Licensed Products shall be conducted in accordance with a transition plan which shall be mutually approved by the Parties and which sets forth responsibilities and schedules for transferring such Manufacturing as expeditiously as practicable (provided that such transition plan shall be consistent with the guidelines set forth in the Design/Preclinical Collaboration Plan). Except as expressly set forth in the Design/Preclinical Collaboration Plan, BIND will have no obligation to perform any additional process development with respect to the Manufacturing of Licensed Candidates and Licensed Products. If mutually agreed by the Parties, any Manufacturing of Licensed Candidates and Licensed Products may be transitioned to Amgen instead of a contract manufacturer. In the event of any delay in transitioning Manufacturing, Amgen shall have the right to meet with BIND on a regular basis to discuss any such delays and may assist in conducting Manufacturing transition activities.

Section 7. Exclusivity.

7.1 Exclusive Relationship. During the period commencing on the Effective Date and ending on the expiration of the Amgen Option Period, BIND shall not, directly or indirectly, Develop any nanotherapeutic, the intended therapeutic effect of which is [***], except to carry out its obligations under the Design/Preclinical Collaboration and to perform counter-screens (the “Initial Exclusivity Period”).

7.2 Extended Exclusivity Period. Amgen may, by written notice to BIND of Amgen’s desire to extend the exclusivity provided under Section 7.1 (the “Extended Exclusivity Notice”), extend the exclusivity provided to Amgen under Section 7.1 for an additional period(s), subject to receipt of payment from Amgen of the amounts set forth in Section 9.6 (such period if the “Extended Exclusivity Period”). Amgen may initiate the Extended Exclusivity Period at any time during the Term; provided that, if

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Amgen initiates the Extended Exclusivity Period at any time after the expiration of the Initial Exclusivity Period, then such Extended Exclusivity Period shall only become effective with BIND’s consent if either (i) BIND has undergone a Change of Control after the expiration of the Initial Exclusivity Period and prior to the receipt of such Extended Exclusivity Notice, or (ii) BIND has entered into any contractual obligations that it agreed to during such interim period, and performance thereunder would constitute a breach of this Section 7.2. If BIND does not so consent, Amgen may retract the Extended Exclusivity Notice and no amounts shall become payable under Section 9.6 in connection therewith. Any Extended Exclusivity Period that becomes effective hereunder shall commence on the effective date of the Extended Exclusivity Notice and shall terminate on the earliest of: (i) the date upon which Amgen fails to make a payment as and when due under Section 9.6, or (ii) the expiration or termination of the Term.

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Section 8. (Sub)licenses and Other Rights.

8.1 (Sub)licenses to Amgen. Subject to the terms and conditions of this Agreement, BIND will grant to Amgen a non-exclusive, worldwide and royalty-free (sub)license to BIND Background Technology and BIND Program IP for the Design/Preclinical Collaboration Term as may be necessary for Amgen to conduct its obligations and responsibilities allocated to it under the Design/Preclinical Collaboration during the Design/Preclinical Collaboration Term only. Such (sub)license may be sublicensed or other rights granted thereunder by Amgen only to permitted subcontractors under Section 2.3.

8.2 Licensed Candidates and Licensed Products (Sub)licenses. Subject to the terms and conditions of this Agreement, for each Licensed Candidate, BIND will grant to Amgen an exclusive, royalty-bearing (sub)license, with the right to grant sublicenses or other rights thereunder only to the extent permitted under Section 8.4, under BIND Background Technology and BIND Program IP, for the Term only, solely to Develop, Manufacture and Commercialize (including to use, sell, offer for sale and import) such Licensed Candidate alone and in Licensed Products, in the Field and Territory only. Notwithstanding anything herein to the contrary, BIND will retain the right to perform the Design/Preclinical Collaboration.

8.3 Regulatory License Grants.

(a) General. The Parties will generate Amgen Regulatory Data for Licensed Candidates and Licensed Products under this Agreement, and BIND intends to generate BIND Regulatory Data itself and with its Third Party licensees. To the extent that any such Amgen Regulatory Data or BIND Regulatory Data includes data concerning Accurins™ as a drug class generally (collectively, “Accurin™ Class Specific Data”), then the following licenses shall apply; provided, however only to the extent the underlying clinical study target or therapeutic is not revealed by the inclusion of any such data in such license unless such data is Confidential Information created pursuant to this Agreement:

(i) Grant by BIND. Subject to the terms and conditions of this Agreement, BIND will grant to Amgen, for Licensed Candidates and Licensed Products, a non-exclusive, royalty-bearing license, with the right to sublicense only as provided in Section 8.4, under Accurin™ Class Specific Data Controlled by BIND, in the Field in the Territory, and only for those activities for which Amgen has a then-effective license under Sections 8.1 and 8.2. The foregoing license grant will not include any right to reference any Regulatory Documentation filed with a Regulatory Authority.

(ii) Grant by Amgen. Amgen will grant to BIND and its Affiliates, a perpetual and irrevocable, non-exclusive, royalty-free and fully paid-up license, with the right to grant sublicenses through multiple tiers, under Accurin™ Class Specific Data owned or controlled by Amgen and its Affiliates or Sublicensees, to research, develop and commercialize Accurins™ (excluding Licensed Candidates and Licensed Products). The foregoing license grant will not include any right to reference any Regulatory Documentation filed with a Regulatory Authority.

(b) Disclosure of Accurin™ Class Specific Data. To the extent that any Accurin™ Class Specific Data is not already subject to disclosure by one Party to the other Party hereunder, copies of any Accurin™ Class Specific Data subject to a license grant in this Section 8.3 will be provided by the granting Party to the licensee Party, when and as any such Accurin™ Class Specific Data becomes available to the granting Party.

8.4 Transfer and Sublicensing.

(a) The (sub)licenses granted in Sections 8.2 and 8.3 are transferable only upon a permitted assignment of this Agreement in accordance with Section 16.1.

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(b) The (sub)licenses granted in Sections 8.2 and 8.3 may be sublicensed and other rights granted thereunder by Amgen to Third Parties, but without the right to grant further sublicenses or other rights thereunder, only in compliance with the following:

(i) Amgen may grant a sublicense to an Affiliate of Amgen as a Sublicensee hereunder, provided such sublicense only remains in effect for as long as such Sublicensee remains an Affiliate of Amgen;

(ii) Amgen may grant a sublicense to non-Affiliated Third Parties that are clinical research organizations, contract manufacturers, contract laboratory organizations, distributors (provided that such distributors are not granted exclusive rights to Commercialize a Licensed Product in any territory or to any customer segment) and other similar organizations that support the Development and Commercialization of Product Candidates and Licensed Products on a fee-for-service basis as Sublicensees hereunder;

(iii) Amgen may grant a sublicense to other non-Affiliated Third Parties as a Sublicensee hereunder, provided that if Amgen proposes entering into an agreement by which Amgen would grant an exclusive right to Develop or Commercialize a Licensed Product in a Major Market Country, then Amgen shall be required to obtain BIND’s prior written consent (which consent will not be unreasonably withheld);

(iv) Amgen will provide BIND with a copy of each Sublicensee agreement within thirty (30) days of execution thereof (other than with respect to Sublicenses under clause (i) and (ii) above); and

(v) Amgen will be responsible for any and all obligations of any such Sublicensee as if such Sublicensee were “Amgen” hereunder.

8.5 Licenses by Amgen. Amgen hereby grants to BIND a royalty-free, fully paid-up, non-exclusive, nontransferable (except in connection with a permitted assignment of this Agreement in accordance with Section 16.1) license in the Territory during the Design/Preclinical Collaboration Term under the Amgen Background Technology and Amgen Program IP for the sole and limited purpose of permitting BIND to perform its obligations under the Design/Preclinical Collaboration. BIND will have the limited right to grant sublicenses of such license to BIND’s Affiliates or to Third Party subcontractors only if and to the extent necessary for such Affiliates or Third Party subcontractors to perform activities under the Design/Preclinical Collaboration Plan for and on behalf of BIND in accordance with the terms of Section 2.3.

8.6 No Other Licenses or Rights. Nothing herein will be construed as creating, granting or otherwise conveying to either Party any license or other right (whether by implication, estoppel or otherwise) other than those licenses and other rights that are expressly provided for in this Agreement.

8.7 MIT License Agreement Restrictions.

(a) Amgen, for itself and on behalf of its Affiliates and Sublicensees covenant that MIT Patents will not be asserted against not-for-profit institutions for use on research funded by the institutions themselves, by non-for-profit foundations, by the Howard Hughes Medical Institute, by any state government, or by the United States federal government.

(b) Amgen and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Amgen hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold MIT, Brigham, Harvard and GIST harmless (in accordance with Section 14.6(a)) for the consequences of any such violation.

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(c) Amgen and its Affiliates and Sublicensees will not use the names “Massachusetts Institute of Technology,” “Lincoln Laboratory,” “Brigham and Women’s Hospital,” “Gwangju Institute of Science & Technology” or any variation, adaptation or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents (collectively, “Associates,” or an individual related to a particular institution, an “Associate”), or any trademark owned by MIT, Brigham or GIST, or any terms of the MIT License Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the applicable party, or in the case of the name of a Brigham or GIST Associate, the written consent of such Brigham or GIST Associate.

(d) Amgen acknowledges the following retained rights under the MIT License Agreement:

(i) MIT, Brigham and GIST retain the right to practice the MIT Patents for research, teaching and educational purposes.

(ii) The United States federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any MIT Patents as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

(iii) University of Santiago De Compostela retains a perpetual non-exclusive right to practice the MIT Patents for MIT Case No. 6271 for the purpose of conducting work in connection with its grant “Surface modified nanostructures as delivery vehicles for transmucosal vaccination” (principal investigator Maria Alonso).

(iv) DuPont retains a perpetual non-exclusive right to practice the intellectual property associated with MIT Case No. 11257, “Bioadhesive Polymers-Coated Controlled Release Polymer Particles as Efficient Oral Delivery Vehicles for Biopharmaceuticals,” by Jianjun Cheng, Omid C. Farokhzad, Sangyong Jon and Robert S. Langer. MIT interprets its agreement with DuPont to provide that DuPont may not sublicense such right or assign such right without MIT’s consent, and MIT has agreed not provide any such consent without the prior approval of BIND.

8.8 JHU License Agreement Restrictions.

(a) Amgen and its Affiliates and Sublicensees shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of Inventors (as defined in the JHU License Agreement) in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. In the event that Amgen wishes to do any of the foregoing, Amgen shall allow at least seven (7) business days’ notice of any such proposed public disclosure for JHU’s review and comment or to provide written consent.

(b) Amgen acknowledges the following retained rights under the JHU License Agreement:

(i) JHU retains the right to make, have made, provide and use for its and The Johns Hopkins Health Systems’ non-commercial, nonprofit academic research purposes LICENSED PRODUCTS (as such capitalized term is defined the JHU License Agreement), including the ability to distribute any biological material disclosed and/or claimed in the JHU Patents for non-commercial, nonprofit academic research use to non-commercial entities as is customary in the scientific community.

(ii) The United States federal government may have acquired a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the inventions described in the JHU Patents throughout the world. The rights granted in the JHU License Agreement are additionally subject to: (i) the right of the United States government to require JHU, or its licensees, including Amgen or BIND, to grant sublicenses to responsible applicants on reasonable terms when necessary to fulfill health or safety needs, and, (ii) other rights acquired by the United States federal government under the laws and regulations applicable to the grant/contract award under which the inventions were made.

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Section 9. Amgen Payments to BIND.

9.1 Initial License Fee. Amgen will pay to BIND Five Million US dollars (US $5,000,000) within ten (10) days after the Effective Date, of which [***] US dollars [***] will be allocated by BIND towards the funding of BIND’s activities under the Design/Preclinical Collaboration. Such payment will be non-refundable and non-creditable.

9.2 Option Fee. Amgen will pay to BIND [***] US dollars [***] (the “Option Fee”) within ten (10) days after the date of an Option Notice for the first Licensed Candidate.

9.3 Milestone Payments. As set forth in the following table, Amgen will make Milestone Payments to BIND upon achievement of each of the Milestones Events by Amgen, an Affiliate of Amgen or a Sublicensee. Each Milestone Payment will be payable by Amgen to BIND within [***] days after becoming due hereunder and will be non-refundable and non-creditable (upon the request of Amgen, BIND will issue an invoice for any Milestone Payment due hereunder).

Milestone Event	Milestone Payment
1. [***]	[***	]
2. [***]	[***	]
3. [***]	[***	]
4. [***]	[***	]
5. [***]	[***	]
6. [***]	[***	]
7. [***]	[***	]
8. [***]	[***	]
9. [***]	[***	]
10. [***]	[***	]

(a) Each Product Candidate or Licensed Product which is the first to be used by Amgen (directly or with or through an Amgen Affiliate or Sublicensee) to achieve a particular Milestone Event hereunder shall trigger the payment of the relevant Milestone Payment and shall be a “Milestone Bearing Product Candidate or Licensed Product.”

(b) If a Milestone Event described above for any of a [***] is not achieved with a particular Milestone Bearing Product Candidate or Licensed Product (each a “Skipped Milestone Event”), but a Milestone Event described above that is subsequent to the Skipped Milestone Event(s) is achieved with such Milestone Bearing Product Candidate or Licensed Product (e.g., approval is sought for example on a [***]), then the Milestone Payments for such Skipped Milestone Event(s) will then be due and payable with and in addition to the Milestone Payment for the achieved Milestone Event.

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(c) If Amgen (directly or with or through an Amgen Affiliate or Sublicensee) achieves one or more Milestone Events with a particular Milestone Bearing Product Candidate or Licensed Product and then abandons Development and Commercialization of such Milestone Bearing Product Candidate or Licensed Product, then the next Product Candidate or Licensed Product that is in Development for the same Indication as the abandoned Milestone Bearing Product Candidate or Licensed Product shall itself be a Milestone Bearing Product Candidate or Licensed Product with respect to all Milestone Events that were not previously achieved with the abandoned Milestone Bearing Product Candidate or Licensed Product.

(d) If Amgen (directly or with or through an Amgen Affiliate or Sublicensee) pursues the Development and Commercialization of a Product Candidate or Licensed Product for an Indication that is different than the Indication for the first Product Candidate or Licensed Product (including, for these purposes, all back-ups or other Product Candidates or Licensed Products that are in Development for the same Indication as the first such Product Candidate or Licensed Product, collectively the “First Product Candidate or Licensed Product”), then such second Product Candidate or Licensed Product shall itself be a Milestone Bearing Product Candidate or Licensed Product for purposes of this Agreement (for avoidance of doubt, such deemed Milestone Bearing Product Candidate or Licensed Product may be the same Product Candidate or Licensed Product as the First Product Candidate or Licensed Product in which case the First Product Candidate or Licensed Product shall be deemed to be a Milestone Bearing Product Candidate or Licensed Product for each of its two Indications)(such second Product Candidate or Licensed Product, whether or not it is a different Product Candidate or Licensed Product than the First Licensed Candidate or Licensed Product, is the “Second Product Candidate or Licensed Product”). The Second Product Candidate or Licensed Product shall be deemed to be a Milestone Bearing Product Candidate or Licensed Product, and shall trigger the payment of Milestone Payments upon the achievement of Milestone Events (other than with respect to Milestone Event 10), in the same manner, and subject to the same limitations, as the First Product Candidate or Licensed Product, only if the First Product Candidate or Licensed Product achieves Regulatory Approval (provided that, if at the time such First Product Candidate or Licensed Product achieves Regulatory Approval Amgen is not then currently in active Development of such Second Product Candidate or Licensed Product (i.e., Amgen is not conducting GLP Toxicology Studies or clinical trials) then the Milestone Payments with respect to such Second Product Candidate or Licensed Product shall not be payable until the achievement of the next Milestone Event by such Second Product Candidate or Licensed Product). If Amgen, its Affiliates and Sublicensees abandon Development and Commercialization of the First Product Candidate or Licensed Product, then the most advanced Product Candidate or Licensed Product then in Development (together with its back-ups and other Product Candidates or Licensed Products that are in Development for the same Indication) shall be deemed from that time forward to be the First Product Candidate or Licensed Product and, if any Product Candidate or Licensed Product then or later so qualifies, it shall be designated the Second Product Candidate or Licensed Product.

(e) Anything herein to the contrary notwithstanding: (i) subject to the satisfaction of the conditions set forth in this Section 9.3, each Milestone Payment may become due and payable a maximum of two times, (ii) no Milestone Payment shall become due and payable in connection with the achievement of a Milestone Event that was previously achieved, and for which a Milestone Payment was made, with a Product Candidate or Licensed Product that has the same Indication as the Product Candidate or Licensed Product that was used to so previously achieve such Milestone Event and (iii) no Milestone Payments will become due and payable hereunder in connection with the Second Product Candidate or Licensed Product unless and until the First Product Candidate or Licensed Product achieves Regulatory Approval.

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9.4 Royalties.

(a) Royalties. Subject to the terms and conditions of this Agreement, Amgen will pay to BIND royalties, for the period of time specified in Section 9.4(b), at the graduated royalty rates specified in the following table with respect to the aggregate annual worldwide Net Sales of all Licensed Products in the Territory in a calendar year:

Aggregate Annual Worldwide Net Sales of All Licensed Products in a Calendar Year	Royalty Rate
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

The applicable royalty rate will be determined by reference to all Net Sales on which royalties are paid in a given calendar year. By way of example, in a given calendar year, if the aggregate annual worldwide Net Sales for all Licensed Products for which royalties are due under this Section 9.4(a) were [***], the following royalty payment would be payable under this Section 9.4(a) (subject to all reductions set forth in this Agreement): [***].

(b) Royalty Term. The royalties due under Section 9.4(a) will be payable on Net Sales of a particular Licensed Product until the [***] of, on a Licensed Product-by-Licensed Product and country-by-country basis, (i) when the manufacture, use, import, offer for sale or sale of such Licensed Product in such country no longer infringes one or more Valid Claims of a Patent (sub)licensed by BIND hereunder, or (ii) the launch of a Generic Product in such country. If a Licensed Product sold in or into the United States is royalty-bearing only on account of Section 9.4(b)(ii) (and Section 9.4(b)(i) does not apply to the sale of such Licensed Product because the manufacture, use, import, offer for sale or sale of such Licensed Product in the United States no longer infringes one or more Valid Claims of a Patent (sub)licensed by BIND to Amgen hereunder), then the royalties set forth in Section 9.4(a) with respect to the sale of such Licensed Product in or into the United States will be reduced by [***].

(c) Additional Royalty Provisions.

(i) Only one royalty will be due with respect to the sale of the same unit of Licensed Product.

(ii) Royalties when owed or paid hereunder will be non-refundable and non-creditable and not subject to set-off, except as expressly set forth herein.

(iii) Only one royalty will be due hereunder on the sale of a Licensed Product even if the manufacture, use, sale, offer for sale or importation of such Licensed Product infringes more than one (1) Patent.

9.5 Third Party Licenses. In the event that Amgen has to obtain one or more licenses from one or more Third Parties (not including any Sublicensees) for Patent(s) claiming nanoparticle technology in order to enable Amgen or its Sublicensees to avoid infringing such Patent(s) by making, having made,

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using, offering to sell, selling or importing a Licensed Product, Amgen will inform BIND, and [***] of any amounts actually paid under such licenses by Amgen or any of its Sublicensees for sale of such Licensed Product will be creditable against the royalty payments that are otherwise payable to BIND by Amgen with respect to the sale of such Licensed Products; provided that, in no case will royalties otherwise payable to BIND for any calendar quarter be reduced by more than [***]. For purposes of clarity (i) BIND will be solely responsible for paying royalties and milestones owed to its existing licensors in connection with the BIND Background Technology licensed to Amgen under this Agreement, and (ii) Amgen will be solely responsible for paying royalties and milestones owed to its existing licensors in connection with other product components of Licensed Products, and such amounts will not be taken into account for purposes of reducing any of the royalties payable by Amgen to BIND under this Agreement. For clarity, Amgen shall be entitled to carry forward any amounts eligible to be offset against royalty payments to BIND that have not been offset previously due to the [***] cap on royalty reductions provided in this Section 9.5.

9.6 Exclusivity Payments.

(a) In consideration of the exclusivity obligations set forth in Section 7, Amgen will have the option but not the obligation to pay to BIND the following Exclusivity Payments on the corresponding Due Date:

Due Date	Exclusivity Payment
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]

(b) Amgen may initiate the Extended Exclusivity Period at any time during the Term; provided that, if Amgen initiates the Extended Exclusivity Period at any time after the expiration of the Initial Exclusivity Period (such interim period is the “Exclusivity Lapse Period”), then Amgen shall be obligated to pay an amount equal to [***] of each of the Exclusivity Payments listed above for the Exclusivity Lapse Period. Any early payment of an Exclusivity Payment will not extend the Exclusivity Period. Amgen may inquire of BIND if the exclusivity specified in Section 7.1 is still available during any such deferral.

(c) For clarity, (i) Amgen will not be obligated to make any Exclusivity Payments, but absent payment of any or all Exclusivity Payments when due (subject to deferral as provided in Section 9.6(b)), the Exclusivity Period will end as provided in the definition thereof, and (ii) no previously paid Exclusivity Payments will be reimbursed even if the Exclusivity Period ends.

9.7 Expenses and FTE Rate.

(a) After exercise of the option by Amgen pursuant to Section 4.1 and for the remainder of the Term, Amgen will reimburse BIND for all external expenses incurred by BIND without mark-up related to BIND’s activities under this Agreement, including any external expenses associated with a manufacturing technology transfer. BIND will not be required to incur any external expenses for which Amgen will not reimburse BIND.

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(b) BIND is responsible for its internal costs associated with activities included in the Design/Preclinical Collaboration Plan. Amgen may request that BIND perform activities outside the scope of the Design/Preclinical Collaboration Plan and, if BIND so agrees, Amgen will pay BIND the FTE Rate for the number of FTEs agreed to by the Parties to perform such activities. Subject to the quarterly true-up set forth in Section 9.8(b), such payments by Amgen will be payable to BIND on the first day of each calendar quarter period, in an amount equal to two hundred percent (200%) of the product of the FTE Rate times the number of FTEs for the relevant year (such payment to be prorated for the first and last calendar quarter period of the Term).

9.8 Payment Terms.

(a) Manner of Payment. All payments to be made by Amgen hereunder will be made in US dollars by wire transfer in accordance with the following instructions or such other instructions as BIND may designate during the term:

Beneficiary Bank Information:

[***]

[***]

(b) Payment of Expenses. Amgen will reimburse BIND within forty-five (45) days of receiving any invoice from BIND for those expenses incurred by BIND in accordance with Sections 9.7(a) and 9.7(b). The Parties will conduct a quarterly true-up of any FTE reimbursement within sixty (60) days after the end of each calendar quarter.

(c) Reports and Royalty Payments. For as long as royalties are due under Section 9.4(a), Amgen will furnish to BIND a written report on a Licensed Product-by-Licensed Product and country-by-country basis, within forty-five (45) days after the end of each calendar quarter, showing the amount of Net Sales of Licensed Products and royalty due for such calendar quarter. Royalty payments for each calendar quarter will be due at the same time as such written report for the calendar quarter. The report will include, at a minimum, the following information for the applicable calendar quarter, each listed by Licensed Product and by country of sale: (i) the number of units of Licensed Products sold or distributed by Amgen and its Affiliates and Sublicensees, and that number of such units on which royalties are due hereunder; (ii) the gross amount received for such sales; (iii) deductions taken from Net Sales as specified in the definition thereof; (iv) Net Sales; (v) the royalties owed; and (vi) the computations for any applicable currency conversions pursuant to Section 9.8(e). All such reports will be treated as Confidential Information of Amgen. Amgen will also report the date of First Commercial Sale of each Licensed Product in each country within thirty days after occurrence thereof.

(d) Records and Audits. Each Party will keep, and will cause each of its Affiliates and Sublicensees to maintain, complete and accurate books and records relating to the rights and obligations under this Agreement and any amounts payable to BIND in relation to this Agreement or payable by Amgen in relation to FTE reimbursement, which records shall contain sufficient information to permit the relevant Party to confirm the accuracy of any reports or invoices delivered to the other Party and compliance in other respects of this Agreement. For the five (5) years next following the end of the calendar year to which each will pertain, such books and records will be kept at each of their principal place of business and will be open for inspection at reasonable times by an independent certified accountant selected by the relevant Party to verify any reports and payments made or compliance in other respects under this Agreement. Such accountant must have executed and delivered to audited Party a

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confidentiality agreement as reasonably requested by such audited Party. The results of such inspection, if any, will be binding on both Parties. Any underpayments will be paid by Amgen within forty-five (45) days of notification of the results of such inspection. Any overpayments by Amgen will be creditable against amounts payable in subsequent payment periods and if there are no such payments payable, then BIND shall pay to Amgen the amount of the discrepancy within forty-five (45) days of notification of the results of such inspection. The auditing Party will pay for such inspections, except that (i) in the event there is any upward adjustment in aggregate amount of royalties payable by Amgen for any calendar year shown by such inspection of more than [***] of the amount paid, Amgen will reimburse BIND for any reasonable costs and expenses of such accountant, and (ii) in the event there is any downward adjustment in aggregate amount of FTE reimbursement payable by Amgen for any calendar year shown by such inspection of more than [***] of the amount paid, BIND will reimburse Amgen for any reasonable costs and expenses of such accountant.

(e) Currency Exchange. With respect to Net Sales invoiced in US dollars, the Net Sales and the amounts due to BIND hereunder will be expressed in US dollars. With respect to Net Sales invoiced in a currency other than US dollars, the Net Sales will be expressed in the domestic currency of the entity making the sale for the relevant calendar quarter, together with the US dollar equivalent, calculated using a rate of exchange which corresponds to the rate used for conversion between the relative currencies by Amgen for such calendar quarter in its books and records that are maintained in accordance with GAAP. If Amgen is not required to perform such a currency conversion for its GAAP reporting for such calendar quarter, then for such calendar quarter Amgen will make such conversion using the rate of exchange which corresponds to the noon buying rate as published in the Wall Street Journal, Eastern U.S. Edition on the second to last business day of the calendar quarter (or such other publication as agreed-upon by the Parties) in which such Net Sales were received.

(f) Tax Withholding. Amgen may withhold from any payments due to BIND amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Amgen will provide BIND all necessary documents and correspondence, and will also provide to BIND any other cooperation or assistance on a reasonable basis as may be necessary to enable BIND to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Amgen will give proper evidence from time to time as to the payment of any such tax. No deduction will be made or a reduced amount will be paid if BIND furnishes a document from all required tax authorities to Amgen sufficiently before the due date of the payments, certifying that the payments are exempt from tax or subject to a reduced tax rate according to the applicable convention for the avoidance of double taxation. Apart from any such permitted withholding under this Section 9.8(f) and those deductions expressly included in the definition of Net Sales, the amounts payable by Amgen to BIND hereunder will not be reduced on account of any taxes, charges, duties or other levies.

(g) Interest Due. Amgen will pay BIND interest on any payments that are not paid on or before the date such payments are due under this Agreement (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

(h) Blocked Payments. In the event that, by reason of applicable law in any country, it becomes impossible or illegal for Amgen to transfer, or have transferred on its behalf, royalty payments owed BIND hereunder, Amgen will promptly notify BIND of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of BIND in a recognized banking institution designated by BIND or, if none is designated by BIND within a period of thirty (30) days, in a recognized banking institution selected by Amgen and identified in a written notice given to BIND.

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9.9 Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts to BIND.

Section 10. Intellectual Property.

10.1 Background Technology. As between the Parties, (a) BIND will own all right, title and interest in and to the BIND Background Technology, and (b) Amgen will own all right, title and interest in and to the Amgen Background Technology.

10.2 Ownership and Inventorship.

(a) New BIND Core IP. As between the Parties, BIND will solely own all right, title and interest in and to any Program IP that constitutes improvements, modifications or enhancements to (i) BIND Background Technology, (ii) Accurins™ (including compositions of matter, methods of use and methods of manufacturing (including such claims that specifically claim a Product Candidate, a “Product Candidate Claim”) (for clarity Product Candidate Claims include Product Specific Patents (as defined below)) and (iii) Product Specific Patents, and all right, title and interest thereto will automatically vest solely in BIND (collectively referred to herein as “BIND Core IP”). Amgen, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to BIND all right, title and interest in and to such BIND Core IP (unless already owned by BIND). Amgen will cooperate, and will cause the foregoing persons and entities to cooperate, with BIND to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(b) New Amgen Core IP. As between the Parties, Amgen will solely own all right, title and interest in and to any Program IP that constitutes improvements, modifications or enhancements to (i) Amgen Background Technology, or (ii) the Amgen Drug Candidate (other than Product Candidate Claims), and all right, title and interest thereto will automatically vest solely in Amgen (collectively referred to herein as “Amgen Core IP”). BIND, for itself and on behalf of its Affiliates and subcontractors, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Amgen all right, title and interest in and to such Amgen Core IP (unless already owned by Amgen). BIND will cooperate, and will cause the foregoing persons and entities to cooperate, with Amgen to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership.

(c) Program IP.

(i) Except as otherwise provided in Sections 10.2(a) or 10.2(b), ownership of any Program IP created or conceived solely by or on behalf of a Party will be solely owned by such Party (together with rights owned by such Party pursuant to Section 10.2(a) or 10.2(b), rights described in this Section 10.2(c) are referred to herein as “Sole Program IP” for each Party), and if created or conceived jointly by or on behalf of the Parties will be jointly owned by the Parties (referred to herein as “Joint Program IP”). Accordingly, any BIND Core IP, Sole Program IP or Joint Program IP in which BIND has an ownership interest will be “BIND Program IP”, and any Amgen Core IP, Sole Program IP or Joint Program IP in which Amgen has an ownership interest will be “Amgen Program IP”.

(ii) Each Party will have an undivided one-half interest in and to Joint Program IP. Each Party will exercise its ownership rights in and to such Joint Program IP, including the

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right to license and sublicense or otherwise to exploit, transfer or encumber its ownership interest, without an accounting or obligation to, or consent required from, the other Party, but subject to the licenses hereunder and the other terms and conditions of this Agreement. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such accounting is required to effect the foregoing regarding Joint Program IP. Each Party, for itself and on behalf of its Affiliates, licensees and sublicensees, and employees, subcontractors, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to the other Party a joint and undivided interest in and to all Joint Program IP.

(iii) Subject to the terms and conditions of this Agreement (including Section 11 and Section 12):

(A) Each Party will be solely responsible for the Prosecution and Maintenance, and the enforcement and defense, of any Patents within its Sole Program IP, and the other Party will have no rights with respect thereto; and

(B) The Prosecution and Maintenance, and the enforcement and defense, of any Patents within Joint Program IP will be jointly managed by the Parties on mutually agreeable terms to be entered into by the Parties at the time any such Patents are first filed, and all recoveries and out-of-pocket costs and expenses arising from those activities, absent further agreement, will be shared equally by the Parties (provided that sufficient advance written notice of any such costs or expenses is given to the Party not incurring same), provided that if either Party elects not to pay any such costs or expenses for any such Patent, the Parties will meet and agree upon an equitable way to treat such Patent.

(d) Inventorship. Inventorship determination for all Patents worldwide arising from any Program IP and thus the ownership thereof will be made in accordance with applicable United States patent laws.

10.3 Disclosure of Program IP. During the Term, BIND will promptly (and at least on a calendar quarterly basis) disclose to Amgen any Program IP created or conceived by or on behalf of BIND, and will provide such documentation regarding same as Amgen may reasonably request, to the extent licensed to Amgen under Section 8.2. During the Term, Amgen will promptly (and at least on a calendar quarterly basis) disclose to BIND any Program IP created or conceived by or on behalf of Amgen, and will provide such documentation regarding same as BIND may reasonably request.

10.4 Joint Research Agreement. This Agreement will be understood to be a joint research agreement in accordance with 35 USC § 103(c)(3) to Develop and Commercialize Licensed Products in the Field and Territory, provided that neither Party will be required by this reference to have any Patent take advantage of or become subject to such § 103(c)(3) except in accordance with the provisions of this Agreement regarding Prosecution of such Patent.

Section 11. Patent Prosecution and Maintenance

11.1 BIND Prosecution and Maintenance.

(a) BIND will have the sole right to Prosecute and Maintain the BIND Background Patents, and Amgen will have no rights with respect thereto.

(b) Other than with respect to Product Specific Patents and BIND Program IP that constitutes Joint Program IP, BIND will have the first right, at its sole expense, to Prosecute and Maintain BIND Program IP. BIND will regularly provide Amgen with copies of all Patent applications within the BIND Program IP, and all other material submissions and correspondence with any Patent authorities

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regarding the foregoing, in sufficient time to allow for review and comment by Amgen. In addition, BIND will provide Amgen and its counsel with an opportunity to consult with BIND and its counsel regarding Prosecution and Maintenance of any of the foregoing and BIND will use reasonable efforts to address concerns raised by Amgen with respect to the Prosecution and Maintenance of Patents that include Product Candidate Claims. Subject to the foregoing, in the event of any disagreement between BIND and Amgen, BIND will have the final decision-making authority with respect to the matter involved as long as BIND acts in good faith.

(c) For any Patent within BIND Program IP having a specification that could reasonably support and enable a composition-of-matter claim, a method of manufacturing claim or a method-of-use claim in each case covering only a particular Product Candidate or a particular Licensed Product, the following will apply: to the extent consistent with reasonable practices in the Prosecution and Maintenance of Patents generally, upon Amgen’s reasonable written request and provided that BIND reasonably agrees with Amgen that the following Prosecution and Maintenance activities would not materially harm any Patents within the BIND Program IP or BIND Background IP, BIND will file a U.S. continuation, continuation-in-part or divisional of such Patent seeking issuance of such composition-of-matter, method of manufacture or method-of-use claim scope (and no other claim scope) (each a “Product Specific Patent”). Each such Product Specific Patent will be and remain part of the “BIND Program IP” hereunder. If and at such time as Amgen no longer has an exclusive license to all of the claim scope of any such Product Specific Patent, then such Product Specific Patent will no longer be treated as such hereunder (although it may remain part of the BIND Program IP). Amgen acknowledges and agrees that BIND may grant substantially similar rights to other exclusive Third Party licensees under any BIND Background Technology and BIND Program IP.

11.2 Amgen Prosecution and Maintenance.

(a) Amgen will have the sole right to Prosecute and Maintain the Amgen Background Patents, and BIND will have no rights with respect thereto.

(b) Other than with respect to Amgen Program IP that constitutes Joint Program IP, Amgen will have the first right, at its sole expense, to Prosecute and Maintain Amgen Program IP and Product Specific Patents. Amgen will regularly provide BIND with copies of all Patent applications within the Product Specific Patents, and all other material submissions and correspondence with any Patent authorities regarding the foregoing, in sufficient time to allow for review and comment by BIND. In addition, Amgen will provide BIND and its counsel with an opportunity to consult with Amgen and its counsel regarding Prosecution and Maintenance of Product Specific Patents and Amgen will use reasonable efforts to address concerns raised by BIND. Subject to the foregoing, in the event of any disagreement between BIND and Amgen, Amgen will have the final decision-making authority with respect to the matter involved as long as Amgen acts in good faith.

11.3 Cooperation. Each Party will reasonably cooperate with the other Party in the Prosecution and Maintenance of the Patents for which it is responsible. Such cooperation will include promptly executing all documents, or requiring inventors, employees and consultants and agents of such Party and its Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Patents in any country.

11.4 Patent Marking. Amgen will mark, and will cause its Affiliates and Sublicensees to mark, Licensed Product with all BIND Background Patents in accordance with the patent laws of the jurisdictions in which Licensed Product is manufactured, used or sold. Amgen’s marking obligations under this Section 11.4 will continue for as long as Amgen is licensed to such Patent.

11.5 Patent Extensions. If any election for Patent term restoration or extension, supplemental protection certificate or any of their equivalents may be made with respect to any BIND Program IP or any BIND Background Patents (other than any Product Specific Patents) based on any Licensed Product,

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after consultation with Amgen, BIND will have the sole right to decide whether or not to take such action. Amgen will not seek to restore or extend any Patents within the BIND Program IP or any BIND Background Patents, except that, after consultation with BIND, Amgen will have the right to decide whether or not to take such action with respect to any Product Specific Patent.

11.6 Orange Book Patent Listings. With respect to any Patent listings required for any regulatory exclusivity periods for Licensed Products anywhere in the Territory, the Parties will agree on which (if any) BIND Program IP or any BIND Background Patents to list. Amgen will not seek to list any Patents within the BIND Program IP or any BIND Background Patents, without the prior written consent of BIND, except that, after consultation with BIND, Amgen will have the right to decide whether or not to so list any Product Specific Patent.

Section 12. Patent Enforcement and Defense.

12.1 Notice. Each Party will notify the other Party in writing of any actual or suspected Competitive Infringement of any Product Candidate Claims by a Third Party, or of any claim of invalidity, unenforceability, or non-infringement of any Product Candidate Claims, and will, along with such notice, supply the other Party with any evidence in its Control pertaining thereto. For purposes of this Agreement, “Competitive Infringement” means any allegedly infringing activity with respect to a Product Candidate Claim that falls within the scope of the exclusive license granted by BIND to Amgen as set forth in Section 8.2.

12.2 Enforcement and Defense.

(a) Competitive Infringement. As between the Parties, Amgen will have the first right, but not the obligation, to seek to abate any actual or suspected Competitive Infringement of any Product Candidate Claims by a Third Party, or to file suit against any such Third Party for such Competitive Infringement. If Amgen does not take steps to abate the any such Competitive Infringement, or file suit to enforce the Product Candidate Claims against such Third Party with respect to such Competitive Infringement, within a commercially reasonably time, BIND will have the right (but not the obligation) to take action to enforce the Product Candidate Claims against such Third Party for such Competitive Infringement. The controlling Party will pay all its Patent Costs incurred for such enforcement. Neither Party will exercise any of its enforcement rights under this Section 12.2(a) without first consulting with the other Party, provided that this consultation requirement will not limit each Party’s rights under this Section 12.2(a).

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(b) Defense. As between the Parties, Amgen will have the first right, but not the obligation, to defend against a declaratory judgment action or other action challenging any Product Specific Patents, other than with respect to any counter-claims in any enforcement action, or any action by a Third Party in response to an enforcement action brought by BIND pursuant to Section 12.2(a), which defense will be controlled by BIND. If Amgen does not take steps to defend within a commercially reasonably time, BIND will have the right (but not the obligation) to so defend. The controlling Party will pay all its Patent Costs incurred for such defense.

(c) Withdrawal, Cooperation and Participation. With respect to any infringement or defensive action identified above in this Section 12.2:

(i) If the controlling Party ceases to pursue or withdraws from such action, it will notify the other Party and such other Party may substitute itself for the withdrawing Party and proceed under the terms and conditions of this Section 12.2.

(ii) The non-controlling Party will cooperate with the Party controlling any such action (as may be reasonably requested by the controlling Party), including (a) providing access to relevant documents and other evidence, (b) making its and its Affiliates and licensees (including Sublicensees) and all of their respective employees, consultants and agents available at reasonable business hours and for reasonable periods of time, but only to the extent relevant to such action, and (c) if necessary, by being joined as a party, subject for this clause (c) to the controlling Party agreeing to indemnify such non-controlling Party for its involvement as a named party in such action and paying those Patent Costs incurred by such Party in connection with such joinder. The Party controlling any such action will keep the other Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

(iii) Each Party will have the right to participate or otherwise be involved in any such action controlled by the other Party, in each case at the participating Party’s sole cost and expense. If a Party elects to so participate or be involved, the controlling Party will provide the participating Party and its counsel with an opportunity to consult with the controlling Party and its counsel regarding the prosecution of such action (including reviewing the contents of any correspondence, legal papers or other documents related thereto), and the controlling Party will take into account reasonable requests of the participating Party.

(d) Settlement. Amgen shall not enter into any settlement of any claim described in this Section 12.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 8.1 and 8.2 or this Agreement, incurs any financial liability on the part of BIND or requires an admission of liability, wrongdoing or fault on the part of BIND without BIND’s prior written consent. BIND shall not enter into any settlement of any claim described in this Section 12.2 that admits to the invalidity, narrowing of scope or unenforceability of the Patents that are the subject of the license grants under Sections 8.1 and 8.2 or this Agreement in a manner or to an extent that limits the scope of rights granted to Amgen under Section 8.1 or Section 8.2, incurs any financial liability on the part of Amgen or requires an admission of liability, wrongdoing or fault on the part of Amgen without Amgen’s prior written consent. If a Party has joined the legal action, it shall consent to such settlement proposed by the other Party and execute any documents or take such actions necessary to effect a settlement that comports with the requirements of this Section 12.2(d).

(e) Damages. Unless otherwise agreed by the Parties, all monies recovered upon the final judgment or settlement of any action described in Section 12.2(a), or any action described in Section 12.2(b), will be used: (i) first, to reimburse each of the Parties on a pro rata basis for each of their out-of-pocket costs and expenses relating to the action; and (ii) second, [***] to the controlling Party and [***] to the other Party.

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12.3 Other Patents. Other than as provided under Section 10.2(c) and Sections 12.2(a) and 12.2(b), BIND will have the sole right to enforce and defend (i) the Patents within the BIND Program IP and (ii) the BIND Background Patents, and Amgen will have no rights with respect thereto. Amgen will have the sole right to enforce and defend (i) the Patents within the Amgen Program IP other than the Amgen Program IP that constitutes Joint Program IP and (ii) the Amgen Background Patents, and BIND will have no rights with respect thereto.

Section 13. Confidential Information and Publicity.

13.1 Confidentiality.

(a) Confidential Information. Except as expressly provided herein, each of the Parties agrees that, for itself and its Affiliates, and until the later to occur of (i) the fifteenth anniversary of the Effective Date and (ii) the fifth anniversary of the termination or expiration of this Agreement, a Party and its Affiliates (the “Receiving Party”) receiving Confidential Information of the other Party or its Affiliates (the “Disclosing Party”) will (i) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (ii) not use such Confidential Information for any purpose except those (sub)licensed or otherwise authorized or permitted by this Agreement. For purposes of this Agreement, “Confidential Information” means (1) all Materials and (2) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, BIND Background Technology, BIND Program IP, BIND Regulatory Data will be considered Confidential Information of BIND, and Amgen Program IP and Amgen Regulatory Data will be considered Confidential Information of Amgen. Joint Program IP will be considered the Confidential Information of both Parties, provided that each Party will have the right to freely disclose Joint Program IP.

(b) Exceptions. The obligations in Section 13.1(a) will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent proof:

(i) is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;

(ii) was known to the Receiving Party or its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(iii) is subsequently disclosed to the Receiving Party or its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(iv) is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party; or

(v) has been independently developed by employees or contractors of the Receiving Party or its Affiliates without the aid, application or use of Confidential Information of the Disclosing Party.

(c) Authorized Disclosures. The Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i) subject to Section 13.2, by either Party in order to comply with applicable non-patent law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, if in the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance;

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(ii) by either Party, in connection with prosecuting or defending litigation, making regulatory filings, and filing, prosecuting, maintain, defending and enforcing Patents;

(iii) by Amgen, (A) with respect to all BIND Confidential Information, to its Affiliates, potential or actual permitted Sublicensees, potential or actual permitted acquirers or assignees under Section 16.1, permitted subcontractors, and each of Amgen and its Affiliates’ respective directors, employees, contractors and agents; and (B) with respect to the terms of this Agreement, to its investment bankers, investors, and lenders; and

(iv) by BIND, (A) with respect to all Amgen Confidential Information, to its Affiliates, potential or actual permitted acquirers or assignees under Section 16.1, permitted subcontractors, and each of BIND and its Affiliates’ respective directors, employees, contractors and agents; (B) with respect to the terms of this Agreement, to its investment bankers, investors, and lenders; and (C) with respect to Accurin™ Class Specific Data, to its collaborators and other (sub)licensees, provided that (1) with respect to Section 13.1(c)(i) or 13.1(c)(ii), where reasonably possible, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Sections 13.1(c)(iii) and 13.1(c)(iv), each of those named people and entities must be bound prior to disclosure by confidentiality and non-use restrictions at least as restrictive as those contained in this Section 10 (other than investment bankers, investors and lenders, who must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

13.2 Terms of this Agreement; Publicity.

(a) The Parties agree that the terms of this Agreement will be treated as Confidential Information of both Parties, and thus may be disclosed only as permitted by Section 13.1(c). Each Party agrees not to issue any press release or public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof without the prior written consent of the other Party (or as such consent may be obtained in accordance with Section 13.2(b)), which consent will not be unreasonably withheld, or as permitted by Section 13.1(c).

(b) In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Release”). The Reviewing Party will have three (3) business days to provide any comments on such Release, and if the Receiving Party fails to provide any comments during such three-day period, the Reviewing Party will be deemed to have consented to the issuance of such Release. If the Receiving Party provides any comments, the Parties will consult on such Release and work in good faith to prepare a mutually acceptable Release. Either Party may subsequently publicly disclose any information previously contained in any Release so consented to (so long as such information remains accurate).

(c) The Parties agree to issue the joint press release set forth on Exhibit 13.2(c) promptly following the Effective Date.

13.3 Publication. Notwithstanding anything herein to the contrary, either Party may propose publication of the results of the Design/Preclinical Collaboration under this Agreement upon three (3)

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months’ notice prior to submission. Additionally, Amgen shall have the sole right to make publications with respect to the further Development or Commercialization of Product Candidates and Licensed Products. Both Parties understand that a reasonable commercial strategy may require delay of publication of information or filing of Patent applications, therefore the Parties agree to review and consider delay of publication and filing of patent applications under certain circumstances. Once publications have been reviewed by each Party and have been approved for publication, the same publications do not have to be provided again to the other Party for review for a later submission for publication. Expedited reviews for abstracts or poster presentations may be arranged if mutually agreeable to the Parties. Each Party also will have the right to require that its Confidential Information that would be disclosed in any such proposed publication be deleted prior to such publication. Each Party will acknowledge the other Party’s contributions in any such publication unless otherwise instructed. Notwithstanding anything herein to the contrary, BIND shall be entitled to present or publish data and results relating to Product Candidates without the prior approval of Amgen; provided that such disclosure does not reveal the use of AMG-208 or that such results were obtained as part of a collaboration with Amgen.

13.4 Relationship to the Confidentiality Agreement. This Agreement supersedes the Confidentiality Agreement, provided that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

Section 14. Warranties; Limitations of Liability; Indemnification.

14.1 BIND Representations and Warranties. BIND represents and warrants to Amgen that as of the Effective Date:

(a) BIND is a corporation duly organized, validly existing and in good standing under the laws of state or jurisdiction in which it is incorporated, and it has full right and authority to enter into this Agreement and to grant the (sub)licenses and other rights to Amgen as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of BIND enforceable against BIND in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement does not conflict with any other agreement, contract, instrument or understanding, oral or written, to which BIND is a party, or by which it is bound, nor will it violate any law applicable to BIND.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by BIND in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(e) The BIND Third Party License Agreements remain in full force and effect and BIND is in compliance in all material respects with the terms of each of the BIND Third Party License Agreements, and all necessary consents, approvals, and authorizations under the BIND Third Party License Agreements required to be obtained by the other party thereto in order to enter into this Agreement have been obtained.

(f) Other than under the BIND Third Party License Agreements, none of the BIND Background Patents are in-licensed from a Third Party.

(g) BIND or its Affiliates have full legal or beneficial title, or license or similar rights, to the BIND Background Technology as is necessary to grant the licenses to Amgen to such the BIND Background Technology that BIND purports to grant pursuant to this Agreement.

(h) The Patents included in the BIND Background Patents are not subject to any liens or encumbrances and BIND has not granted to any Third Party any rights or licenses under such BIND Background Patents or BIND Background Know-How that would conflict with the licenses granted to Amgen hereunder.

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(i) No Third Party has made any claim or allegation to BIND or its Affiliates in writing that a Third Party has any right or interest in or to the BIND Background Technology.

(j) BIND has no knowledge of any claim or litigation that has been brought or threatened in writing by any Third Party alleging that the BIND Background Patents are invalid or unenforceable.

(k) BIND has not, and shall not during the Term, grant any right to any Third Party which would conflict in any material respect with the rights granted to Amgen hereunder. For avoidance of doubt, the grant by BIND of rights to a Third Party to Develop and Commercialize a nanotherapeutic product, the intended therapeutic effect of which is reasonably anticipated to derive primarily from modulation of the activity of a receptor other than Cmet, shall not constitute a breach by BIND of this Section 14.1(k). Additionally, BIND shall not during the Term amend or otherwise modify the definition of either BIND Field or Selecta Field (as such terms are defined in the Selecta Cross-License Agreement) in a manner that would reasonably be likely to cause a Product Candidate, Licensed Candidate or Licensed Product to be excluded from the BIND Field (as such term is currently defined).

(l) To BIND’s knowledge, the Development and Commercialization of Product Candidates or Licensed Products (excluding the Amgen Drug Candidate) using BIND Background Technology as contemplated by this Agreement would not violate, infringe or misappropriate any intellectual property or proprietary right of any Third Party based solely on such use of BIND Background Technology.

14.2 Amgen Representations and Warranties. Amgen represents and warrants to BIND that as of the Effective Date:

(a) Amgen is a corporation duly organized, validly existing and in good standing under the laws of state in which it is incorporated, and it has full right and authority to enter into this Agreement and to accept the rights and (sub)licenses granted as herein described.

(b) This Agreement has been duly authorized by all requisite corporate action, and when executed and delivered will become a valid and binding contract of Amgen enforceable against Amgen in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally from time to time if effect, and to general principles of equity.

(c) The execution, delivery and performance of this Agreement do not conflict with any other agreement, contract, instrument or understanding, oral or written, to which Amgen is a party, or by which it is bound, nor will it violate any law applicable to Amgen.

(d) All necessary consents and approvals of all regulatory and governmental authorities and other persons or entities required to be obtained by Amgen in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

14.3 Disclaimer.

(a) EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER BIND NOR AMGEN MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENT RIGHTS, TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

(b) Amgen acknowledges that JHU has not warranted to BIND under the JHU Licensed Agreement as to the validity of any patents or that practice under such patents shall be free of infringement. AMGEN, ITS AFFILIATES AND ITS SUBLICENSEE(S) AGREE THAT THE JHU

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PATENTS WERE PROVIDED TO BIND “AS IS”, AND THAT JHU MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE JHU PATENTS OR ANY OTHER INTELLECTUAL PROPERTY RIGHTS OR THE PERFORMANCE OF LICENSED PRODUCT(S) INCLUDING THEIR SAFETY, EFFECTIVENESS, OR COMMERCIAL VIABILITY. JHU DISCLAIMED ALL WARRANTIES WITH REGARD TO PRODUCT(S) AND SERVICE(S) LICENSED UNDER THE JHU LICENSE AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. JHU ADDITIONALLY DISCLAIMED ALL OBLIGATIONS AND LIABILITIES ON THE PART OF JHU AND INVENTORS FOR DAMAGES, INCLUDING, BUT NOT LIMITED TO, DIRECT, INDIRECT, SPECIAL, AND CONSEQUENTIAL DAMAGES, ATTORNEYS’ AND EXPERTS’ FEES, AND COURT COSTS (EVEN IF JHU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, FEES OR COSTS), ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, USE, OR SALE OF THE PRODUCT(S) AND SERVICE(S) LICENSED UNDER THE JHU LICENSE AGREEMENT, EXCEPT TO THE EXTENT THAT SUCH OBLIGATIONS, LIABILITIES AND DAMAGES ARISE OUT OF JHU’S EXERCISE OF ITS RETAINED RIGHTS UNDER SECTION 8.8(b) OF THIS AGREEMENT. AMGEN, ITS AFFILIATES AND ITS SUBLICENSEE(S) ACKNOWLEDGE THAT JHU WILL HAVE NO RESPONSIBILITY OR LIABILITY FOR LOSS OR DAMAGE CAUSED BY A PRODUCT AND/OR SERVICE MANUFACTURED, USED, OR SOLD BY AMGEN, ITS AFFILIATES AND ITS SUBLICENSEE(S) WHICH IS A LICENSED PRODUCT. Nothing contained in the foregoing shall in any way limit BIND’s obligations or liabilities to Amgen under this Agreement, and JHU’s disclaimer of warranty does not limit the representations or warranties made by BIND under this Agreement.

14.4 Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 14.4 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS 14.6(a), 14.6(b) AND 14.6(c).

14.5 Performance by Others. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through Affiliates and permitted subcontractors; provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

14.6 Indemnification.

(a) Amgen Indemnity. Amgen hereby agrees to indemnify, defend and hold harmless BIND and its Affiliates, MIT, Brigham, GIST and their respective trustees, officers, faculty, students, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“BIND Indemnitees”) from and against any liability, damage, loss, cost or expense (including reasonable attorney’s fees, costs and expenses) (collectively, “Losses”) incurred by or imposed upon any of the BIND Indemnitees in connection with any Third Party claims, suits, actions, demands or judgments arising out of any theory of liability (including actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning (i) the research, Development or Commercialization of any Product Candidates or Licensed Products by Amgen or any of its Affiliates or Sublicensees, or the exercise of any (sub)license or other right granted to Amgen under this Agreement (including any such Third Party claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights based on any of the foregoing and any use of Material provided by BIND pursuant to Section 2.2); (ii) the material breach by Amgen of any term of

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this Agreement or the representations and warranties made hereunder by Amgen or any violation by Amgen or any of its Affiliates or Sublicensees of applicable law; (iii) any such Third Party claims relating to any alleged infringement or misappropriation of Patents or other intellectual property rights as part of the Design/Preclinical Collaboration based on use of Amgen Drug Candidate or Patents, Know-How or Confidential Information provided by Amgen; or (iv) any gross negligence or willful misconduct on the part of Amgen in performing its obligations under this Agreement, except to the extent that such Losses arise from clause (i) or (ii) of Section 14.6(b).

(b) Amgen Indemnity to JHU. Amgen, its Affiliates and Sublicensees shall indemnify, defend with counsel reasonably acceptable to JHU, and hold JHU, The Johns Hopkins Health Systems, their present and former trustees, officers, Inventors of JHU Patents, agents, faculty, employees and students harmless as against any judgments, fees, expenses, or other costs arising from or incidental to any product liability or other lawsuit, claim, demand or other action brought by a third party as a consequence of the practice of Product Candidates or Licensed Products by any of the foregoing indemnifying entities, whether or not JHU or said Inventors, either jointly or severally, is named as a party defendant in any such lawsuit and whether or not JHU or the Inventors are alleged to be negligent or otherwise responsible for any injuries to persons or property. Amgen shall be responsible for the actions of any third party acting on behalf of or for the account of Amgen or by a third party who purchases Licensed Products from Amgen. The obligation of Amgen to defend and indemnify as set out in this Section 14.6(b) shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an Affiliate or Sublicensee, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

(c) BIND Indemnity. BIND hereby agrees to indemnify and hold Amgen, its Affiliates and Sublicensees, and their respective officers, employees, directors, agents and contractors, and their respective successors, heirs and assigns and representatives (“Amgen Indemnitees”) harmless from and against all Losses arising from any Third Party claim due to (i) the material breach by BIND of any term of this Agreement or the representations and warranties made hereunder by BIND or any violation by BIND or any of its Affiliates of applicable law; or (ii) any gross negligence or willful misconduct on the part of BIND in performing its obligations under this Agreement, except to the extent that such Losses arise from clause (i), (ii), (iii) or (iv) of Section 14.6(a).

(d) Indemnification Procedure. A claim to which indemnification applies under Section 14.6(a), Section 14.6(b) or Section 14.6(c) will be referred to herein as a “Claim”. If any person or entity (each, an “Indemnitee”) intends to claim indemnification under this Section 14.6, the Indemnitee will notify the other Party (the “Indemnitor”) in writing promptly upon becoming aware of any claim that may be a Claim (it being understood and agreed, however, that the failure by an Indemnitee to give such notice will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that the Indemnitor is actually prejudiced as a result of such failure to give notice). The Indemnitor will have the right to assume and control the defense of such Claim at its own cost and expense with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee; provided, however, that an Indemnitee will have the right to retain its own counsel, with the fees, costs and expenses to be paid by the Indemnitee, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. If the Indemnitor does not assume the defense of such Claim as aforesaid, the Indemnitee may defend such Claim but will have no obligation to do so. The Indemnitee will not settle or compromise any Claim without the prior written consent of the Indemnitor. The Indemnitor shall not settle any such claim without the prior written consent of the Indemnitee if such settlement does not include a complete release from liability or if such settlement would involve undertaking an obligation (including the payment of money by the Indemnitee), would bind or impair the Indemnitee, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the Indemnitee or this Agreement is invalid, narrowed in scope or

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unenforceable. The Indemnitee will reasonably cooperate with the Indemnitor at the Indemnitor’s sole cost and expense and will make available to the Indemnitor all pertinent information under the Indemnitee’s control, which information will be subject to Section 13.1.

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14.7 Insurance.

(a) Before the first human use of a Licensed Product in the Field, Amgen will obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which will protect Amgen and BIND lndemnitees with respect to events covered by Section 14.6(a). Such insurance (i) will be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by MIT, such approval not to be unreasonably withheld, (ii) will list BIND, MIT, Brigham and GIST as additional insureds thereunder, (iii) will be endorsed to include product liability coverage, and (iv) will require thirty (30) days written notice to be given to BIND prior to any cancellation or material change thereof. The limits of such insurance will not be less than [***] per occurrence with an aggregate of [***] for bodily injury including death; [***] per occurrence with an aggregate of [***] for property damage; and [***] per occurrence with an aggregate of [***] for errors and omissions. In the alternative, Amgen may self-insure subject to prior approval of MIT and its Risk Management Foundation. Amgen will provide BIND with Certificates of Insurance evidencing compliance with this Section. Amgen will continue to maintain such insurance or self-insurance during any period in which Amgen or any Affiliate or Sublicensee continues to make, use, or sell a product that is or was a Licensed Product under this Agreement, and thereafter for a period of five (5) years. If there is a cancellation or material change in insurance, and Amgen does not obtain replacement insurance providing comparable coverage prior to the expiration of the thirty (30) day notice period described above, BIND will have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods. For clarity, this termination clause applies to any material changes in the following terms: (i) Commercial general liability insurance in amounts not less [***]; (ii) the naming of indemnitees as additional insureds; and (iii) product liability coverage and broad form contractual liability coverage for the company’s indemnification under Section 14.6(a).

(b) Prior to initial human testing or first commercial sale of any Licensed Products as the case may be in any particular country, Amgen shall establish and maintain for a reasonable time period thereafter, in each country in which Amgen, an Affiliate or Sublicensee shall test or sell Licensed Products product liability or other appropriate insurance coverage in the minimum amount of [***] per claim and will annually present evidence to JHU that such coverage is being maintained. Upon JHU’s request, Amgen will furnish JHU with a Certificate of Insurance of each product liability insurance policy obtained. JHU shall be listed as an additional insured in Amgen’s said insurance policies. If such Product Liability insurance is underwritten on a ‘claims made’ basis, Amgen agrees that any change in underwriters during the Term of this Agreement will require the purchase of ‘prior acts’ coverage to ensure that coverage will be continuous throughout the Term of this Agreement.

(c) BIND hereby agrees to seek waivers from MIT and JHU to the insurance requirements under the MIT License Agreement and the JHU License Agreement, respectively, to permit Amgen to self-insure against risks related to the Development and Commercialization of Licensed Candidates and Licensed Products in accordance with its usual practices relating to other pharmaceutical products.

Section 15. Term, Termination and Survival.

15.1 Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue on a country-by-country and Licensed Product-by-Licensed Product basis until the end of the period during which royalties are due hereunder on Net Sales of such Licensed Product in such country (the longest such period of time for any Licensed Products hereunder, the “Term”). Upon the end of such period for such

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Licensed Product in such country, the (sub)license grants contained in Section 8.2 will become perpetual, irrevocable and fully paid up with respect to such Licensed Product in such country. Notwithstanding anything herein to the contrary, if Amgen fails to deliver to BIND an Option Notice before the end of the Amgen Option Period or fails to pay the Option Fee timely as required under Section 9.2, this Agreement will terminate automatically, effective as of the end of the Amgen Option Period or the defaulted payment date, respectively.

15.2 Termination Rights.

(a) Material Breach. Either Party will have the right to terminate this Agreement in full upon delivery of written notice to the other Party in the event of any breach in the performance by such other Party of any of such other Party’s material obligations under this Agreement (including for example, the Parties’ respective obligations under Section 2.1(c) and Amgen’s obligations under Section 5.2(a)), provided that such breach has not been cured within ninety (90) days, or, in the event such breach results in a failure to make payment when due hereunder, thirty (30) days, after written notice thereof is given by the non-breaching Party to the breaching Party specifying the nature of the alleged breach, provided the Parties will take all reasonable steps to resolve the matter during the applicable cure period.

(b) Termination for Convenience by Amgen. Amgen may terminate this Agreement in full for any reason effective upon one (1) year prior written notice to BIND.

(c) Termination by BIND for IP Challenge. BIND will have the right to terminate this Agreement in full upon written notice to Amgen in the event that Amgen or any of its Affiliates or Sublicensees directly or indirectly challenges in a legal or administrative proceeding the patentability, enforceability or validity of any BIND Background Patents or Patents within BIND Program IP; provided that BIND will not have the right to terminate this Agreement under this Section 15.2(c) for any such challenge by any Sublicensee if such challenge is dismissed within thirty (30) days of BIND’s notice to Amgen under this Section 15.2(c) and not reinstituted or continued.

(d) Termination for Insolvency. To the extent permitted by law, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors (a “Bankruptcy Event”) by either Party, BIND, in the case of a Bankruptcy Event by Amgen, or Amgen, in the case of a Bankruptcy Event by BIND, may terminate this Agreement; provided, however, that, in the case of any involuntary bankruptcy proceeding, such right to terminate will only become effective if the subject Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof. Each Party will retain and may fully exercise all of its rights and elections under the US Bankruptcy Code and foreign equivalents, including that upon commencement of a bankruptcy proceeding by or against such Party undergoing a bankruptcy proceeding (the “Affected Party”) under the US Bankruptcy Code or foreign equivalents, the non-Affected Party will be entitled to complete duplicates of or complete access to, as such non-Affected Party deems appropriate, any Know-How and Patent and other intellectual property rights and all embodiments hereof (sub)licensed or to be transferred to such non-Affected Party hereunder by the Affected Party. Such Know-How, rights and embodiments will be promptly delivered to the non-Affected Party (i) upon any such commencement of a bankruptcy proceeding and upon written request thereof by the non-Affected Party, unless the Affected Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under the foregoing clause (i), upon the rejection of this Agreement by or on behalf of the Affected Party upon written request therefore by the non-Affected Party. This Section 15.2(d) is without prejudice to any rights the non-Affected Party may have arising under the US Bankruptcy Code, foreign equivalents or other law.

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15.3 Effect of Termination.

(a) Upon termination of this Agreement for any reason:

(i) All (sub)licenses and other rights granted to Amgen under this Agreement will terminate. Amgen and its Affiliates and Sublicensees will cease all use of BIND Background Technology and BIND Program IP, and all research, Development and Commercialization of any Product Candidates or Licensed Products. All manufacturing agreements between the Parties shall automatically terminate; and

(ii) Should Amgen or any of its Affiliates or Sublicensees have any inventory of any Licensed Product, each of them will have [***] months thereafter in which to dispose of such inventory (subject to the payment to BIND of any royalties due hereunder thereon).

(b) Additionally, upon termination of this Agreement other than by Amgen pursuant to Section 15.2(a):

(i) All Amgen Regulatory Data, Clinical Data, Regulatory Documentation (including all Regulatory Approvals) and other documents relating to or necessary to further Develop, Manufacture and Commercialize all Licensed Candidates and Licensed Products, and to advance all Product Candidates, as such data and documents exist as of the effective date of such termination (including all related completed and ongoing clinical studies), and all of Amgen’s and its Affiliates’ and Sublicensees’ right, title and interest therein and thereto, will be assigned to BIND or its designee, and Amgen will provide to BIND or its designee one (1) copy of the foregoing data and documentation and all documents and filings contained in or referenced in any such data and documentation, together with the raw and summarized data for any such clinical studies (and where reasonably available, electronic copies thereof). In the event of failure to obtain assignment, Amgen hereby consents and grants to BIND and its Affiliates the right to access and reference (without any further action required on the part of Amgen, whose authorization to file this consent with any Regulatory Authority is hereby granted) any and all such data and documentation for any regulatory or other use or purpose;

(ii) Amgen will grant (without any further action required on the part of Amgen) to BIND and its Affiliates a worldwide, royalty free, fully paid-up perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, in the Field and Territory (A) on an exclusive (even as to Amgen) basis, under all Amgen Program IP, and (B) on a non-exclusive basis, under all Patents, Know-How and Materials owned or in-licensed by Amgen or any of its Affiliates or Sublicensees, only to the extent necessary to Develop, Manufacture and Commercialize, in each case Licensed Candidates and Licensed Products, and within thirty (30) days of such termination Amgen will provide to BIND a list (with chemical structures) of all such Patents and Know-How subject to the foregoing license). With respect to grants of a sublicense under any of the foregoing in-licensed by Amgen or any of its Affiliates or Sublicensees under clause (B) above, BIND will be responsible for all amounts payable to the applicable licensor that are attributable to BIND as a sublicensee thereunder under this Agreement, and Amgen will pay same and BIND will reimburse Amgen for one hundred percent (100%) of such payments within thirty (30) days of receipt of Amgen’s written invoice therefor. The Prosecution and Maintenance and enforcement and defense rights and obligations of the Parties with respect to any Patents licensed or sublicensed to BIND pursuant to this Section 15.3(b)(ii) will be discussed and agreed to by the Parties, with the understanding that such Prosecution and Maintenance and enforcement and defense rights and obligations will be substantially similar to those set forth in Section 11 and Section 12, with the roles of BIND and Amgen reversed (and such other changes as are appropriate from the context, and taking into account any rights retained by a Third Party licensor of Amgen or any of its Affiliates or Sublicensees to Prosecute and Maintain or enforce and defend any Patent sublicensed to BIND under this Section 15.3(b)(ii)); and

(iii) For any Licensed Product launched commercially before such termination, Amgen will grant (without any further action required on the part of Amgen) to BIND and its Affiliates a worldwide, royalty free, fully paid-up perpetual and irrevocable license, with the right to grant sublicenses through multiple tiers, any registered or unregistered trademarks or internet domain names that are specific to and solely used for the Licensed Product in the Territory (it being understood that the foregoing will not include any trademarks or internet domain names that contain the corporate or business name(s) of Amgen).

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(c) Notwithstanding anything contained herein to the contrary, upon expiration of the last to expire Valid Claim of any Patent issued in the Territory that has been licensed to Amgen by BIND under Sections 8.1 and 8.2, Amgen’s obligations under Section 15.3(b) shall expire in full.

15.4 Survival. In addition to the termination consequences set forth in Section 15.3, the following provisions will survive expiration or termination of this Agreement for any reason, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Sections 1, 13, 14 and 16 and Sections 2.2(c), 4.2 (for a period of ninety (90) days), 8.3(a)(ii), 9.8(d), 10.2(a) (with respect to Amgen’s obligation to cooperate as set forth in the last sentence of that section), 10.2(b) (with respect to BIND’s obligation to cooperate as set forth in the last sentence of that section), 10.2(c)(ii), 10.2(c)(iii)(B), 11.3 and this 15.4. Expiration or termination of this Agreement for any reason will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equityError! Reference source not found., with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration or termination of this Agreement.

Section 16. General Provisions.

16.1 Assignment. Neither Party may assign this Agreement, delegate its obligations or otherwise transfer (sub)licenses or other rights created by this Agreement, except as expressly provided hereunder or otherwise without the prior written consent of the other Party (which consent will not be unreasonably withheld); provided that (i) Amgen may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets, and (ii) BIND may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. Any assignment or transfer in violation of this Section 16.1 will be void. This Agreement will inure to the benefit of, and be binding upon, the legal representatives, successors and permitted assigns of the Parties.

16.2 Force Majeure. Neither Party will be held liable or responsible to the other Party nor be deemed to have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than any obligation to pay monies) if, but only to the extent that, such failure or delay results from causes beyond the reasonable control of the affected Party, potentially including fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or any other person or entity; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

16.3 Severability. If any of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their reasonable best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

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16.4 Amendment; Waiver. This Agreement may not be modified, amended or rescinded, in whole or part, except by a written instrument signed by the Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. No delay or omission by either Party hereto in exercising any right or power occurring upon any breach by the other Party with respect to any of the terms of this Agreement will impair any such right or power or be construed to be a waiver thereof. A waiver by either of the Parties of any of the covenants, conditions or agreements to be performed by the other will not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained.

16.5 Notices. Except as otherwise provided herein, all notices under this Agreement will be sent by certified mail or by overnight courier service, postage prepaid, to the following addresses of the respective Parties:

If to Amgen, to:	Amgen
One Amgen Center Drive
Thousand Oaks, California 91320
Attention: Corporate Secretary

If to BIND, to:	BIND Biosciences, Inc.
325 Vassar Street
Cambridge, Massachusetts 02139
Attention: CEO

With a required copy to:	Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Kingsley L. Taft, Esq.

or to such address as each Party may hereafter designate by notice to the other Party. A notice will be deemed to have been given on the date it is received by all required recipients for the noticed Party.

16.6 Payments. All payments by Amgen to BIND under this Agreement when owed or paid will be non-refundable and non-creditable and not subject to set-off, except for Section 9.8(d).

16.7 Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and agrees not to commence any litigation relating thereto except in such courts. Each of the Parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the courts of the State of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.

16.8 Further Assurances. Each Party agrees to do and perform all such further acts and things and will execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may deem advisable in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.

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16.9 Cumulative Remedies and Irreparable Harm. All rights and remedies of the Parties hereunder will be cumulative and in addition to all other rights and remedies provided hereunder or available by agreement, at law or otherwise. Each Party acknowledges and agrees that breach of any of the terms or conditions of this Agreement would cause irreparable harm and damage to the other and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages or posting bond. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages.

16.10 Change of Control. Notwithstanding anything to the contrary herein, (i) no Know-How, Materials, Patents or other intellectual property rights not owned or controlled by BIND or any of its Affiliates before a Change of Control will be Controlled for purposes of this Agreement after such Change of Control, other than (1) Program IP no matter when Controlled, (2) any Patent that claims priority, directly or indirectly, to any other Patent first Controlled by BIND before such Change of Control will be Controlled thereafter no matter when such Patent is filed or issued and (3) any Patent that is Controlled by BIND after a Change of Control that would be infringed by the practice by Amgen, in accordance with the terms of this Agreement, of the licenses granted in Sections 8.1 and 8.2 and (ii) no assets of BIND or any of its Affiliates, excluding the items listed in clause (1), (2) and (3) above, not owned or in-licensed by BIND or any of its Affiliates before a Change of Control will be subject to Section 4 or Section 7 and the provisions thereunder.

16.11 Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute BIND and Amgen as partners, agents or joint venturers. Neither Party will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. There are no express or implied third party beneficiaries hereunder (except for Amgen Indemnitees other than Amgen and BIND Indemnitees other than BIND for purposes of Section 14.6).

16.12 Entire Agreement. This Agreement (along with the Exhibits) and the Design/Preclinical Collaboration Plan contain the entire understanding of the Parties with respect to the subject matter hereof and supersede and replace any and all previous arrangements and understandings, including the Confidentiality Agreement and the Prior License Agreement, whether oral or written, between the Parties with respect to the subject matter hereof.

16.13 Headings. The captions to the several Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Sections hereof.

16.14 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity will be construed against the drafting party will not apply.

16.15 Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term means “including without limitation” (or “includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement.

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16.16 Counterparts; Facsimiles. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Facsimile execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party.

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IN WITNESS WHEREOF, the Parties have caused this License Agreement to be executed by their respective duly authorized representatives as of the Effective Date.

BIND BIOSCIENCES, INC.

By:	/s/ Scott Minick

Name:	Scott Minick

Title:	Chief Executive Officer and President

AMGEN INC.

By:	/s/ Iain Dukes

Name:	Iain Dukes, M.D., D.Phil

Title:	Vice President, External R&D

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EXHIBIT 1.5

AMGEN BACKGROUND PATENTS

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